Exhibit 1

November 2, 2005

Dear Fellow Shareholder,

You are cordially invited to attend the Elbit Systems Ltd. Annual General Meeting of Shareholders to be held at 3 p.m. local time on Sunday, November 27, 2005, at our offices at Advanced Technology Center, Haifa, Israel.

The agenda of the meeting and the proposals to be voted on are described in the accompanying proxy statement. For the reasons described in the proxy statement, the Board of Directors recommends that you vote “FOR” Items 1, 2, 3 and 4 as specified on the enclosed proxy card.

At the meeting, management also will present the other matters described in the proxy statement and provide a discussion period for questions and comments of general interest to shareholders.

We look forward to greeting all the shareholders who will be present at the meeting. However, whether or not you are able to attend, it is important that your shares be represented. Therefore, at your earliest convenience, please sign, date and mail the enclosed proxy card in the envelope provided so that it is received not later than 24 hours before the meeting.

Thank you for your cooperation.

Very truly yours,

MICHAEL FEDERMANN

Chairman of the Board of Directors

JOSEPH ACKERMAN

President and Chief Executive Officer

ELBIT SYSTEMS LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

Haifa, Israel

November 2, 2005

This is notice that the Annual General Meeting of Shareholders of Elbit Systems Ltd. (the “Company”) will be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Sunday, November 27, 2005, at 3 p.m. local time, for the following purposes:

1.	to elect seven directors to the Company’s Board of Directors;

2.	to re-appoint the Company’s independent auditors for the fiscal year ending December 31, 2005;

3.	to amend the Company’s Articles of Association; and

4.	subject to the above-mentioned amendment to the Company’s Articles of Association, to approve providing corresponding amended letters of indemnification to directors.

In addition, at the meeting the Company will present the Management Report, the Auditors’ Report and the Consolidated Financial Statements of the Company, each for the fiscal year ended December 31, 2004. The Company also will report on the dividend, directors’ compensation and independent auditors’ compensation arrangement with respect to fiscal year 2004.

Shareholders of record at the close of business on November 1, 2005, are entitled to receive notice of, and to vote at, the meeting. All shareholders are cordially invited to attend the meeting in person.

Shareholders who are unable to attend the meeting in person are requested to complete, date and sign the enclosed proxy card and return it promptly in the pre-addressed envelope provided so that it is received by the Company at least 24 hours before the meeting. No postage is required if mailed in the United States. Shareholders who attend the meeting may revoke their proxies and vote their shares in person.

By Order of the Board of Directors,

MICHAEL FEDERMANN

Chairman of the Board of Directors

JOSEPH ACKERMAN

President and Chief Executive Officer

The Company’s Financial Statements for the fiscal year ended December 31, 2004, are enclosed but are not a part of this proxy. The Financial Statements should not be considered as proxy solicitation material.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING

The following questions and answers summarize the major issues to be discussed at the Annual General Meeting. For a more complete description of the issues please see the accompanying Proxy Statement.

Q:	When and where is the Meeting?

A:    The Meeting will take place at 3 p.m. local time, on Sunday, November 27, 2005, at the Company’s offices at the Advanced Technology Center, Haifa, Israel.

Q:	What is the record date for the Meeting?

A:    The record date is November 1, 2005, and all shareholders holding shares at the close of business on November 1, 2005 will be entitled to receive notice of and to vote at the Meeting.

Q:	What are the items to be voted on at the Meeting?

A:    The items to be voted on include:

•	Election of seven directors to the Board of Directors;

•	Appointment of the Company’s independent auditors for 2005;

•	Amendment of the Company’s Articles of Association to: (1) reflect recent changes in the law relating to indemnification and exemption of directors and officers; (2) clarify the authority of a board committee to approve employment related terms of Company officers other than the Company President; and (3) provide that the minimum number of directors be increased from five to eight and remove the requirement that the standard number of directors be ten; and

•	Subject to the above-mentioned amendment to the Company’s Articles of Association, approval of providing corresponding amended letters of indemnification to directors.

Q:	Does the Company and its Board of Directors support the proposals to be voted on at the Meeting?

A:    Yes.

Q:	What voting majority is required?

A:    The required majority is more than 50% of the shares voted at the Meeting for the approval of Item 1 (election of directors) and Item 2 (re-appointment of the Company’s independent auditors for 2005) in the Proxy Statement.

In general, approval of Item 3 (amendment to the Articles of Association) of this Proxy Statement requires a special majority of at least sixty-seven percent (67%) of all votes properly cast at the Meeting for that Item. Also in general, approval of Item 4 of this Proxy Statement (amended directors’ letters of indemnification) requires a majority of the shares voted regarding that Item in the Meeting.

However, Item 3 involves an amendment to the provisions of the Articles of Association relating to indemnification of directors, and Item 4 relates to the issuance of an amended indemnification letter to a director who may be considered a controlling shareholder of the Company. Therefore, in approving those aspects of each of Items 3 and 4: (i) the majority for approval must include at least one-third ( 1/3) of the total votes of shareholders having no “Personal Interest” in the Item who vote on the Item at the Meeting or (ii) the total number of votes of the shareholders mentioned in (i) above that are voted against such Item may not exceed one percent (1%) of the Company’s voting rights.

Accordingly, approval of both Item 3 and Item 4 will require the above-mentioned approval by shareholders having no “Personal Interest” in these matters. Under the Israeli Companies Law a “Personal Interest” means a person’s interest in an act or transaction of a company, including an interest of such person’s relative or of another entity in which such person or his or her relative are interested parties. An interest resulting merely from such person’s holding of shares in that company will not be considered a “Personal Interest”.

Q:	Why does the Company propose amending its Articles of Association?

A:    The proposed amendments to the Company’s Articles of Association (the Articles) are intended to address the following three subjects:

(1)	Consistency with Recent Changes in the Law Relating to Indemnification and Exemption of Directors and Officers

i

The Articles currently provide for insurance, indemnification and exemption of officers and directors based upon the applicable provisions of the Israel Companies Law (the Companies Law). This includes a limitation on the amount the Company may so indemnify directors and officers.

In March 2005, the Companies Law was amended (Amendment No. 3). As a result certain provisions of the Companies Law relating to indemnification and exemption of officers and directors were revised. This includes various changes to the events for which indemnification is permissible and a clarification regarding reimbursement of legal expenses, all as specified in the accompanying Proxy Statement.

The Company is proposing to revise provisions in the Articles relating to indemnification and exemption of directors and officers to be consistent with Amendment No. 3 to the Companies Law and common practice in Israel.

(2)	Improve Efficiency of Board Approval of Employment Related Terms of Company Officers Other Than the President

The Articles currently provide that all transactions between the Company and any of its officers, including transactions concerning compensation of an officer, must be approved by the Board of Directors as a whole. In order to make more efficient the approval process of employment related terms of Company officers, other than the President and Chief Executive Officer, the Board of Directors is proposing a clarification to the Articles. Accordingly, the Company is proposing to amend the Articles to enable a designated committee of the Board of Directors, in lieu of the Board of Directors as a whole, to approve employment related terms of Company officers other than the Company President and Chief Executive Officer.

(3)	Number of Directors In Light of Recent Nasdaq Rules

The Articles currently provide that the number of directors be between five and seventeen, with the actual number to be determined from time to time by the Board or by a General Meeting of Shareholders. The Articles also currently provide that the standard number of directors be ten. In light of the recent Nasdaq rules relating to board of directors’ independence criteria and the number of directors who must meet such criteria, it is proposed to revise the Articles to increase the minimum number of directors from five to eight and to remove the provision that the standard number of directors be ten. Such revision will facilitate the Board’s ability to comply with the applicable Nasdaq rules.

Q:	Why does the Company propose issuing amended letters of indemnification to directors?

A:    To date, the Company has provided letters of indemnification to directors based on the form of indemnification letter approved by the Company’s shareholders in 2001. As described above, Amendment No. 3 to the Companies Law provides for changes to certain of the conditions for indemnification and exemption of directors and officers. Therefore, subject to approval of the amendments to the Company’s Articles as described above, it is proposed to provide current and future directors with corresponding amended letters of indemnification in the form set forth in the accompanying Proxy Statement. The proposed amended letters of indemnification also contain certain clarifications and general provisions reflecting common practice in Israel for letters of this nature.

Q:	What other matters will be presented at the Meeting?

A:    The Company also will present at the Meeting the following matters relating to the fiscal year ended December 31, 2004:

•	its Independent Auditors’ Report, Management Report and Consolidated Financial Statements;

•	the dividend paid to shareholders;

•	the compensation paid to the Company’s directors; and

•	the compensation arrangement with the Company’s independent auditors.

ii

Q:    What do I need to do now?

A:    Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible, so that your shares will be represented at the Meeting. The signed proxy must be received by the Company at least 24 hours before the Meeting. If you sign and send in your proxy but do not indicate how you want to vote, your proxy will be counted as a vote for proposals 1 and 2. However, in order for your vote to be counted for each of proposals 3 and 4, you must indicate on the proxy card whether or not you have a “Personal Interest” in these matters.

Q:    What do I do if I want to change my vote?

A:    Just mail a later-dated, signed proxy card or other document revoking your proxy in time for it to be received by the Company at least 24 hours before the Meeting or attend the Meeting in person and vote.

Q:    If my shares are held in “street name” by my broker, a bank or other representative, will my representative vote my shares for me?

A:    If you hold your shares through a broker, bank or other representative, generally the broker or other representative may only vote the shares it holds for you in accordance with your instructions. However, if the broker or other representative does not receive your instructions in time, it may vote on certain types of matters for which it has discretionary authority.

Q:    Who can help answer my questions?

A:    For additional information about the Meeting, please contact during normal office hours, Sunday through Thursday, Ilan Pacholder, the Company’s Corporate Secretary at the Company’s offices in Haifa, Israel, telephone +972-4-8316632.

iii

ELBIT SYSTEMS LTD.

Advanced Technology Center

P.O. Box 539

Haifa 31053, Israel

PROXY STATEMENT

This Proxy Statement is provided to the shareholders of ordinary shares, NIS 1.00 nominal value, of Elbit Systems Ltd. (the “Company” or “Elbit Systems”), in connection with the Board of Directors’ solicitation of proxies for use at the Shareholders’ Annual General Meeting to be held on Sunday, November 27, 2005 (the “Meeting”), or at any adjournment of the Meeting, as specified in the accompanying Notice of Annual General Meeting of Shareholders.

It is proposed that the shareholders adopt resolutions concerning the following matters at the Meeting:

(1)	election of seven directors to the Company’s Board of Directors;

(2)	appointment of the Company’s independent auditors for the fiscal year ending December 31, 2005;

(3)	amendment of the Company’s Articles of Association to: (1) reflect recent changes in the law relating to indemnification and exemption of directors and officers; (2) clarify the authority of a board committee to approve employment related terms of Company officers other than the Company President; and (3) provide that the minimum number of directors be increased from five to eight and remove the requirement that the standard number of directors be ten; and

(4)	subject to the above-mentioned amendment to the Company’s Articles of Association, approval of providing corresponding amended letters of indemnification to directors.

In addition, at the Meeting the Company will present or report on the following matters relating to fiscal year 2004:

•	its Independent Auditors’ Report, Management Report and Consolidated Financial Statements;

•	the dividend paid to shareholders;

•	the compensation paid to the Company’s directors; and

•	the compensation arrangement with the Company’s independent auditors.

Shares represented by properly signed and unrevoked proxies will be voted in the manner directed by the persons designated as proxies.

QUORUM AND VOTING REQUIREMENTS

Only shareholders of record at the close of business on November 1, 2005, have the right to receive notice and to vote at the Meeting.

The Company had outstanding on October 15, 2005, 41,227,091 ordinary shares, each giving a right of one vote for each of the matters to be presented at the Meeting. (This amount includes 23,021 ordinary shares held by a wholly-owned subsidiary of the Company but does not include 385,000 ordinary shares held by the Company as treasury shares.) No less than two shareholders present in person or by proxy, and holding or representing between them one-third of the outstanding ordinary shares, will constitute a quorum at the Meeting.

If a quorum is not present within one-half hour after the time set for the Meeting, the Meeting will be adjourned and will be reconvened one week later at the same time and place unless other notice is given by the Board of Directors. If there is not a quorum within one-half hour of the time for the reconvened meeting, a quorum will be considered present as long as at least two shareholders participate in person or by proxy.

Joint holders of shares should note that according to the Company’s Articles of Association the vote, whether in person or by proxy, of the more senior of joint holders of any voted share will be accepted over vote(s) of the other joint holders of that share. For this purpose seniority will be determined by the order the joint holders’ names appear in the Company’s Register of Shareholders.

A majority of the votes cast at the Meeting either in person or by proxy is required: (a) to elect, under Item 1 of this Proxy Statement, each of the individuals nominated to be a director and (b) to approve Item 2 (appointment of independent auditors) of this Proxy Statement.

In general, approval of Item 3 (amendment to the Articles of Association) of this Proxy Statement requires a special majority of at least sixty-seven percent (67%) of all votes properly cast at the Meeting for that Item. Also in general, approval of Item 4 of this Proxy Statement (amended directors’ letters of indemnification) requires a majority of the shares voted regarding that Item in the Meeting.

However, since Item 3 involves an amendment to the provisions of the Articles of Association relating to indemnification of directors, and Item 4 relates to the issuance of an amended indemnification letter to a director who may be considered a controlling shareholder of the Company, then in approving those aspects of each of Items 3 and 4: (i) the majority for approval must include at least one-third ( 1/3) of the total votes of shareholders having no “Personal Interest” in the Item who vote on the Item at the Meeting or (ii) the total number of votes of the shareholders mentioned in (i) above that are voted against such Item may not exceed one percent (1%) of the Company’s voting rights. Therefore, approval of each of Item 3 and Item 4 will require the above-mentioned approval by shareholders having no “Personal Interest” in these matters.

In order to be counted for voting with respect to each of Items 3 and 4 of this Proxy Statement, a shareholder must indicate, either on the proxy card or prior to voting in person at the Meeting, whether or not the shareholder has a “Personal Interest” in the matter. Shares of a shareholder who does not so indicate whether or not there is a Personal Interest will not be voted for those Items.

Under the Israeli Companies Law—1999 (the “Companies Law”), a “Personal Interest” means a person’s interest in an act or transaction of a company, including an interest of such person’s relative or of another entity in which such person or his or her relative are interested parties. An interest resulting merely from such person’s holding of shares in that company will not to be considered a “Personal Interest”.

Currently, Michael Federmann, Chairman of the Company’s Board of Directors, may be considered an indirect controlling shareholder of the Company.

VOTING BY PROXY

A proxy card for use at the Meeting and a return envelope for the proxy card are enclosed. Shareholders may revoke any proxy card prior to its exercise by filing with the Company a written notice of revocation or a properly signed proxy card of a later date, or by voting in person at the Meeting. In order to be counted for purposes of voting at the Meeting, a properly signed proxy card must be received by the Company at least 24 hours before the Meeting.

Unless otherwise indicated on the proxy card, shares represented by a properly signed and received proxy in the enclosed form will be voted in favor of all the above described matters to be presented for voting at the Meeting, except as provided above with respect to Items 3 and 4 (votes for which Items require specifying whether or not there is a “Personal Interest”). Abstentions will not be treated as either a vote “for” or “against” the matter, although they will be counted to determine if a quorum is present.

Proxy cards are being mailed to shareholders on or about November 2, 2005 and will be solicited mostly by mail. However, in some cases proxies may be solicited by telephone, telegram or other personal contact. The Company will pay for the cost of the solicitation of proxies, including the cost of preparing, assembling and mailing the proxy material, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to shareholders.

BENEFICIAL OWNERSHIP OF SECURITIES BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of October 15, 2005, to the best of the Company’s knowledge, the number of ordinary shares (1) owned by (i) all shareholders known by the Company to own 5% or more of the Company’s ordinary shares and (ii) all directors and officers of the Company as a group.

Federmann Enterprises Ltd. 99 Hayarkon Street Tel-Aviv, Israel(2)(5)	16,755,448		40.64%

Heris Aktiengesellschaft c/o 99 Hayarkon Street Tel-Aviv, Israel	3,836,458	(3)	9.30%

Koor Industries Ltd. 14 Hamelacha Street Rosh Ha’ayin, Israel(4)(5)	3,160,000		7.66%

Bank Leumi Group Tel-Aviv, Israel(6)	2,146,838		5.20%

Bank Hapoalim Group Tel-Aviv, Israel(6)	2,101,361		5.09%

All officers and directors as a group (27 persons)	366,790	(7)	0.88%

(1)	The total number of ordinary shares includes 23,091 ordinary shares held by a subsidiary of Elbit Systems but excludes 385,000 ordinary shares held by Elbit Systems as treasury shares.

(2)	Federmann Enterprises Ltd. (FEL) owns the shares of Elbit Systems directly and indirectly through Heris Aktiengesellschaft (Heris) which is controlled by FEL. FEL is controlled by Beit Federmann Ltd. (BFL). BFL is controlled by Beit Bella Ltd. (BBL) and Beit Yekutiel Ltd. (BYL). Michael Federmann is the controlling shareholder of BBL and BYL. He is also the Chairman of Elbit Systems’ Board and the Chairman of the Board and the Chief Executive Officer of FEL. Therefore, Mr. Federmann controls, directly and indirectly, the vote of the shares owned by Heris and FEL. As of October 15, 2005, 4,655,448 Elbit Systems ordinary shares held by FEL were pledged to Bank Leumi Le-Israel BM to guarantee loans provided to FEL in connection with FEL’s purchase in July 2004 of the Elbit Systems shares then held by Elron Electronic Industries Ltd.

(3)	The amount of shares owned by Heris is included in the amount of shares held by FEL as set forth in footnote (2) above.

(4)	2,160,000 of the Elbit Systems shares held by Koor have been pledged in favor of Bank Hapoalim B.M. (Bank Hapoalim) as a guarantee for a loan provided by Bank Hapoalim to Koor.

(5)	FEL and Heris (collectively the Federmann Group) and Koor may be deemed for purposes of U.S. securities laws and Israeli corporate and securities laws to be joint owners of the aggregate ordinary shares of Elbit Systems beneficially owned by them by virtue of a shareholders agreement dated December 27, 2004, which entered into force on April 18, 2005, and as amended, between the Federmann Group and Koor, which provides, among other things, for Koor to vote at general shareholders meetings of Elbit Systems in accordance with the Federmann Group’s instructions with certain exceptions. The Federmann Group and Koor have each disclaimed beneficial ownership of the other’s ordinary shares in Elbit Systems.

(6)	The holdings in Elbit Systems’ shares by the Bank Leumi Group and the Bank Hapoalim Group are divided among several entities, mainly mutual and/or provident funds.

(7)	This amount does not include any shares that may be deemed to be beneficially owned by Michael Federmann as described in footnote (2) above. The amount includes 196,769 shares underlying options that are currently exercisable or that will become exercisable within 60 days of October 15, 2005. A portion of the underlying options are “phantom options” that have been calculated based on Elbit Systems’ October 15, 2005 share closing price on TASE of $21.85.

INFORMATION REGARDING EXTERNAL DIRECTORS

The Company is required under the Companies Law, to have at least two External Directors on its Board of Directors. Among other requirements of the Companies Law, a person may not serve as an External Director if such person or such person’s relative, partner or employer, or any entity controlled by such person, has, at any time during the two years up to the date of appointment, any affiliation with the Company, entities controlling the Company or entities controlled by the Company. The term “affiliation” is broadly defined in the Companies Law. In addition, no person may serve as an External Director if such person’s position or other business creates any conflict of interest with or impairs his or her responsibilities as an External Director.

Each committee of the Company’s Board of Directors is required to include at least one External Director, and all External Directors must be members of the Board of Directors’ Audit Committee. An External Director is entitled to compensation and to reimbursement of expenses as provided in regulations under the Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with services provided as an External Director. External Directors are elected at a general shareholders meeting and serve for a three-year term. The term may be extended for an additional three-year term if the extension is approved by a general shareholders meeting.

Nathan Sharony and Yaacov Lifshitz currently serve as the Company’s External Directors. Their terms of office as External Directors expire in March 2008 for Mr. Sharony and in August 2006 for Mr. Lifshitz.

DIRECTOR INDEPENDENCE CRITERIA AND

NOMINATING COMMITTEE

Effective July 31, 2005, under the Nasdaq rules that are applicable to the Company, a majority of the members of the Board of Directors must meet certain independence criteria. All of the members of the Audit Committee of the Board of Directors (the “Audit Committee”) must meet certain independence criteria as well. In addition, in accordance with Nasdaq rules, a Nominating Committee of the Board of the Directors (the “Nominating Committee”), consisting in its entirety of directors meeting the board of directors’ independence criteria, has been created in order to nominate candidates to the Board of Directors.

ITEM 1—ELECTION OF DIRECTORS

At the Meeting, seven directors who are not External Directors (see list of nominees below) are to be elected. Also, if elected to another term as a director, Michael Federmann will continue to serve as Chairman of the Board of Directors. Nathan Sharony and Yaacov Lifshitz, the two External Directors, will continue serving as External Directors until the end of their respective terms.

The Nominating Committee has recommended to the Board of Directors that all of the persons named in the list of nominees below, all of whom currently serve as directors of the Company, be nominated for re-election to the Company’s Board of Directors. Three of these nominees (Moshe Arad, Avraham Asheri and Yigal Ne’eman) meet the board of directors’ independence criteria under the applicable Nasdaq rules, as do the two External Directors (Nathan Sharony and Yaacov Lifshitz).

Koor has elected, in circumstances such as the Company’s current election of directors, not to exercise all of Koor’s rights under its shareholders agreement with the Federmann Group to nominate two directors to the Company’s Board of Directors. As a result, Jonathan Kolber is Koor’s sole nominee to the Company’s Board of Directors, and Israel Tapoohi, who is currently a director of the Company, will not be standing for reelection.

The Board of Directors has approved the recommendation of the Nominating Committee with respect to the list of nominees. Accordingly, the persons named in the proxy card distributed with this Proxy Statement intend to vote for the election of the seven nominees named below.

Each nominee so elected as a director will hold office until the next shareholders’ Annual General Meeting and until his or her successor is elected and qualified, unless any director’s office is vacated earlier in accordance with the provisions of the Companies Law or the Company’s Articles of Association.

The Company is not aware of any reason why any of the nominees, if elected, should be unable to serve as a director. Nevertheless, if any of the nominees should be unable to serve, the proxies will be voted for the election of such other person or persons as determined by the person named in the proxy card in accordance with his or her judgment, provided such other person or persons have been recommended by the Nominating Committee for nomination to the Board of Directors.

The nominees and the current External Directors, their respective ages on October 15, 2005, and the year in which they became directors of the Company are as follows:

Board of Directors

Name	Age	Director Since
Michael Federmann (Chairman)	62	2000
Moshe Arad	71	2005
Avraham Asheri	67	2000
Rina Baum	60	2001
Jonathan Kolber	43	2005
Yigal Ne’eman	63	2004
Yaacov Lifshitz (External Director)	61	2003
Dov Ninveh	58	2000
Nathan Sharony (External Director)	71	2002

Michael Federmann.    Michael Federmann has served as Chairman of the Board of Directors since the Company’s merger with Elop Electro-Optics Industries, Ltd. (“El-Op”) in 2000. He served as Chairman of the Board of Directors of El-Op from 1988 until the merger. He has held managerial positions in the Federmann Group since 1969, and since 2002 he has served as Chairman and CEO of Federmann Enterprises Ltd. (“FEL”). Currently, he also serves as Chairman of the Board of Directors of Dan Hotels Corp. Ltd. (“Dan Hotels”). Mr. Federmann is Deputy Chairman of the Board of Governors of the Hebrew University in Jerusalem (the “Hebrew University”) and a member of the Board of Governors and the Executive Committee of the Weizmann Institute of Science. Mr. Federmann holds a bachelor’s degree in economics and political science from the Hebrew University.

Moshe Arad.    Moshe Arad served as Vice President for External Relations of the Hebrew University from 1994 to 2004. He currently serves on the Board of Directors of Discount Investment Corporation Ltd. From 1994 to 1999, he was member of the Board of Directors of Elbit Ltd. During 1992 and 1993, Mr. Arad served as Director General of the Israel Ministry of Communications. From 1990 to 1992, he was a member of the

Tel-Aviv law firm of Herzog, Fox, Ne’eman. Mr. Arad served as Israel’s Ambassador to the United States from 1987 to 1990 and as Israel’s Ambassador to Mexico from 1983 to 1987. Ambassador Arad holds a bachelor’s degree in political science and international relations and a L.L.B. degree from the Hebrew University.

Avraham Asheri.    Avraham Asheri has served as an economic advisor and a director of several companies since 1998. He currently serves on the Boards of Directors of Elron Electronic Industries Ltd., Discount Mortgage Bank Ltd., Kardan Nadlan Ltd., Scitex Corporation Ltd. and Africa Israel Investment Ltd. Mr. Asheri was President and Chief Executive Officer of Israel Discount Bank from 1991 until 1998, and Executive Vice President and member of its management committee from 1983. Prior to that, he served for 23 years at the Israel Ministry of Industry and Trade and at the Israel Ministry of Finance, including as Director General of the Israel Ministry of Industry and Trade, Managing Director of the Israel Investment Center and Trade Commissioner of Israel to the United States. Mr. Asheri holds a bachelor’s degree in economics and political science from the Hebrew University.

Rina Baum.    Rina Baum is Vice President for Investments of Federmann Enterprises and since 1986 has served as Director and General Manager of Unico Investment Company Ltd. and other managerial positions within the Federmann Group She serves as a director of Dan Hotels, Etanit Building Products Ltd. and Harel Mutual Funds Ltd. Mrs. Baum holds an L.L.B. degree from the Hebrew University.

Jonathan B. Kolber.    Jonathan Kolber has served as Chief Executive Officer of Koor since 1998. Mr. Kolber served as the Vice Chairman of the Board of Directors of Koor from 1997 to 2003. He served as President of Claridge Israel Ltd. from 1989 to 2001 and as Vice President of Claridge Inc. from 1986 to 1990. Mr. Kolber was associated with Cemp Investments from 1985 to 1987. He serves as a director of several Israeli companies, including ECI Telecom Ltd., Makhteshim-Agan Industries Ltd., Telrad Networks Ltd., Sheraton-Moriah Israel Ltd. and Knafaim—Arkia Holdings Ltd. Mr. Kolber holds a bachelor’s degree in near eastern languages and civilizations from Harvard University and a certificate in advanced Arabic from the American University of Cairo.

Yaacov Lifshitz (External Director).    Yaacov Lifshitz serves as a director of several companies and as a lecturer in the fields of economics, public policy and management. He currently is a lecturer at the Department of Economics and the Department of Public Policy and Management of Ben-Gurion University and at the Department of Political Science of the Tel-Aviv University. He also currently serves on the Boards of Directors of Israel Discount Bank, Kali—Insurance Agencies Ltd., Springs—Pension Fund Management Ltd., Carmel Investments Ltd. and Tesnet Software Testing Ltd. During the period from 1994 to 2002, Mr. Lifshitz served at various times as the Chairman of the Boards of Directors of Hamashbir Lazarchan Israel Ltd., Israel Military Industries Ltd., Spectronix Ltd., Dor Chemicals Ltd., Dor Energy Ltd., DorGas Ltd. and the Israeli Foreign Trade Risk Insurance Corp. Ltd. He also served from 1995 to 2002 as the Chairman of the Executive Board of the Israel Management Center. Prior to that he held various senior positions in government, banking and industry, including Director General of the Israel Ministry of Finance, Chief Economic Advisor to the Israel Ministry of Defense, Senior Vice President and Chief Credit Officer of Israel Discount Bank and President and CEO of Electra (Israel) Ltd. Mr. Lifshitz holds a bachelor’s degree in economics and political science and a master’s degree in economics from the Hebrew University.

Yigal Ne’eman.    Yigal Ne’eman has served since 1994 as the Chairman and President of the Israel College. From 1989 to 1993, he served as Chairman and as a shareholder of several industrial, commercial and service companies. Mr. Ne’eman served as the President and CEO of Tadiran Electronic Industry Ltd. (“Tadiran”) from 1981 to 1989. Prior to that he held a number of management positions in the control and finance departments of Tadiran. Mr. Ne’eman is a certified public accountant and holds an accounting degree from the Hebrew University.

Dov Ninveh.    Dov Ninveh has served since 1994 as Chief Financial Officer and a manager in Federmann Enterprises. He serves as a director of Dan Hotels and Etanit Ltd. Mr. Ninveh served as a director of El-Op from

1996 until 2000. From 1989 to 1994, he served as Deputy General Manager of Etanit Building Products Ltd. Mr. Ninveh holds a bachelor’s degree in economics and management from the Israel Institute of Technology (the Technion).

Nathan Sharony (External Director).    Nathan Sharony has served since 1997 as a director for several companies. He currently serves as a director for Technorov Holdings (1993) Ltd. (“Technorov”), a high technology investment company, Bituach Yashir Ltd., Union Bank, Ormat Industries Ltd., Genoa Technologies Ltd. and Israel Bonds International Inc. From 1997 to 1999, he served as Chairman of Technorov. From 1994 to 1997, he was Chief Executive Officer of Israel Bonds, a U.S. brokerage. Mr. Sharony served as the Director General of the Israel Ministry of Industry and Trade from 1992 to 1994. Prior to that, Mr. Sharony held a number of positions in industry and government including head of the Israeli Government Economic Mission to the U.S., President and Chief Executive Officer of El-Op and Vice President for Logistics of Tadiran Ltd. In 1982, Mr. Sharony completed 30 years of service in the Israel Defense Forces, retiring with the rank of Major General. Mr. Sharony participated in the Field Artillery Battery Officers Course in Fort Sill, Oklahoma.

At the Meeting, the Board of Directors will propose that the following resolution be adopted:

“RESOLVED, that Messrs. Federmann, Arad, Asheri, Kolber, Ne’eman and Ninveh and Mrs. Baum are elected as directors of the Company.”

The Board of Directors recommends a vote FOR all the nominees to the Board of Directors.

ITEM 2—RE-APPOINTMENT OF

THE COMPANY’S INDEPENDENT AUDITORS

FOR FISCAL YEAR 2005

Following the recommendation by the Company’s Audit Committee, it is proposed that Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global Certified Public Accountants, will be appointed as independent auditors of the Company for the fiscal year ending on December 31, 2005. A representative of the independent auditors will be present at the Meeting and will be available to respond to appropriate questions from the shareholders. Such auditors served as the Company’s auditors for fiscal year 2004 and have no relationship with the Company or with any affiliate of the Company, except as auditors.

At the Meeting, the Board of Directors will propose that the following resolution be adopted:

“RESOLVED, that the Company’s independent auditors, Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, are re-appointed as independent auditors of the Company for the fiscal year ending December 31, 2005.”

The Board of Directors recommends a vote FOR approval of this resolution.

ITEM 3—AMENDMENT OF THE COMPANY’S ARTICLES OF ASSOCIATION

At the Meeting, the shareholders will be asked to approve proposed amendments to the Company’s Articles of Association (the “Articles”) as described below.

Indemnification and Exemption of Directors and Officers

The Company’s Articles currently provide for insurance, indemnification and exemption of officers and directors based upon the provisions of the Companies Law. Similarly, in 2001 the Company’s shareholders approved the issuance of letters of indemnity based upon such provisions to the then current directors of the Company as well as to subsequent directors. It should be noted that the Articles limit the amount of any indemnification provided by the Company to its directors and officers to not more than twenty-five percent (25%) of the consolidated equity of the Company as reflected in the Company’s last consolidated annual financial statements published prior to the payment of such indemnification.

In March 2005, the Companies Law was amended (“Amendment No. 3”), including certain provisions relating to the indemnification and exemption from liability of directors and officers. Amendment No. 3 contains three primary provisions relating to indemnification and exemption of directors and officers. First, instances for which directors and officers may be indemnified are limited to events that are anticipated in the opinion of the board of directors in light of the actual activities of the Company at the time of granting the indemnity. This is a change from the prior standard under the Companies Law that permitted indemnity for types of events that in the opinion of the board of directors could be anticipated at the time of granting the indemnity.

The second change in Amendment No. 3 enables indemnification of officers and directors for investigations that end without formal legal proceedings as well as for imposition on directors and officers of monetary payments in lieu of criminal proceedings, provided the criminal offense in question does not require proof of criminal intent. The third change in Amendment No. 3 permits reimbursement of litigation expenses irrespective of the maximum amount available for indemnification that may be provided in a company’s articles of association.

It is proposed to revise the Articles to be consistent with the above-mentioned provisions of Amendment No. 3 and common corporate practice in Israel with respect to indemnification and exemption of liability of directors and officers. No change is being proposed to the current limitation on the amount of such indemnity.

Committee Approval of Employment Related Terms of Officers other than the President

The Articles currently provide that all transactions between the Company and any of its officers, including transactions concerning compensation of an officer, must be approved by the Board of Directors as a whole. In order to make more efficient the approval process of employment related terms of Company officers, other than the President and Chief Executive Officer, the Board of Directors is proposing a clarification to the Articles. Accordingly, it is proposed to amend the Articles to enable a designated committee of the Board of Directors, in lieu of the Board of Directors as a whole, to approve employment related terms of Company officers other than the Company President and Chief Executive Officer.

Number of Directors

The Articles currently provide that the number of directors be between five and seventeen, with the actual number to be determined from time to time by the Board or by a General Meeting of Shareholders. The Articles also currently provide that the standard number of directors be ten. In light of the recent Nasdaq rules relating to board of directors’ independence criteria and the number of directors who must meet such criteria, it is proposed to revise the Articles to in order to facilitate the Board’s ability to comply with such criteria. Accordingly, it is proposed to increase the minimum number of directors from five to eight and to remove the provision that the standard number of directors be ten.

Proposed Amendment to the Articles

The Board of Directors is proposing to amend the Articles as provided in Annex A to this Proxy Statement in order to: (1) make the provisions in the Articles relating to indemnification and exemption of directors and officers consistent with Amendment No. 3 and common corporate practice in Israel; (2) reflect the above-mentioned clarification regarding the authority of a committee of the Board of Directors to approve employment related terms of officers other than the Company President; and (3) revise the minimum number of directors from five to eight and remove the requirement that the standard number of directors be ten.

At the Meeting, the Board of Directors will propose that the following resolution be adopted:

“RESOLVED, that the amendment to the Company’s Articles of Association as described in Annex A to the Company’s Proxy Statement dated November 2, 2005, is hereby approved.”

The Board of Directors recommends a vote FOR approval of this resolution.

ITEM 4—AMENDED LETTERS OF INDEMNIFICATION FOR

DIRECTORS

To date, the Company has provided letters of indemnification to directors based on the form of indemnification letter approved by the Company’s shareholders in 2001. As described in Item 3 to this Proxy Statement, Amendment No. 3 to the Companies Law provides for changes to certain of the conditions for indemnification and exemption of directors and officers. Therefore, subject to approval of the amendments to the Company’s Articles as described in Item 3 to this Proxy Statement, it is proposed to approve providing current and future directors with corresponding amended letters of indemnification in the form contained in the English translation appearing in Annex B hereto. The proposed revised letters of indemnification attached in Annex B also contain certain clarifications and general provisions reflecting common practice in Israel for letters of this nature.

Such amended letters of indemnification were approved by the Audit Committee prior to approval by the Board of Directors as a whole. It should be noted that, subject to the amendment of the Company’s Articles as provided in Item 3 to this Proxy Statement, the Board of Directors has approved the grant of similar amended letters to current and future Company officers who are not members of the Company’s Board of Directors.

At the Meeting, the Board of Directors will propose that the following resolution be adopted:

“RESOLVED, that the Company grant to its current and future directors, as may be from time to time, including Michael Federmann who may be considered a controlling shareholder of the Company, amended letters of indemnification, substantially in the form as contained in Annex B to the Company’s Proxy Statement dated November 2, 2005.”

The Board of Directors recommends a vote FOR approval of this resolution.

In addition, at the Meeting the Company will present or report on the following matters relating to fiscal year 2004:

•	its Independent Auditors’ Report, Management Report and Consolidated Financial Statements for the fiscal year ended December 31, 2004;

•	the dividend paid to shareholders;

•	the compensation paid to the Company’s directors; and

•	the compensation arrangement with the Company’s independent auditors.

By Order of the Board of Directors

MICHAEL FEDERMANN
Chairman of the Board of Directors

JOSEPH ACKERMAN
President and Chief Executive Officer

Date:  November 2, 2005

PROXY STATEMENT

NOVEMBER 1, 2005

ANNEX A

PROPOSED AMENDMENTS TO ARTICLES OF ASSOCIATION

[Additions are marked in underline text and deletions are marked in strikethrough text]

RESOLVED,

1.    To amend and restate Article 22(c) of the Articles of Association of the Company to read as follows:

“(c) The number of Directors comprising the Board will be at least eight (8) ~~five (5)~~ and not more than seventeen (17). ~~Unless otherwise determined by the Board or at a General Meeting, the number of Directors will be ten (10).~~ The Board will include at least two (2) External Directors in accordance with the requirements of the Law. A Director need not be a Shareholder. The President may serve as a Director in accordance with Article 27(c) below.”

2.    To amend and restate Article 23(d) of the Articles of Association of the Company to read as follows:

“(d) The Board of Directors will have the power to appoint additional Directors, if the current number of Directors is less than the ~~ten (10) or other~~ maximum number approved at a General Meeting or by the Board. Any Director so appointed will hold office until the conclusion of the next Annual Meeting, unless he is removed or resigns earlier. A Director will state the reasons for his resignation.”

3.    To amend and restate Article 23(e) of the Articles of Association of the Company to read as follows:

“(e) If the number of Directors is reduced below the ~~ten (10) or any other~~ number that may be determined by the Board or a General Meeting, and until additional Directors are elected or appointed so that the number of Directors is consistent with the ~~ten (10) or such other~~ number so determined by the Board or a General Meeting, the Board may continue to act.”

4.    To add to the Articles of Association of the Company a new Article 26(f) as follows:

“(f) The Board of Directors may authorize a designated committee to approve, in lieu of approval by the Board of Directors as a whole, employment related terms of an officer of the Company other than the Company’s President and Chief Executive Officer.”

5.    To amend and restate Article 34 of the Articles of Association of the Company to read as follows:

“34. INSURANCE, ~~AND~~ INDEMNITY AND EXEMPTION

(a)	Subject to the provisions of the Law, the Company may exempt in advance or retroactively, any Director or Company officer from any liability to the Company attributed to damage or loss caused by breach of the Director’s or officer’s duty of care owed to the Company.

(b)	Subject to the provisions of the Law, the Company may procure Directors’ and officers’ liability insurance for the following:

(1)	breach of duty of care by any Director or officer owed to the Company or any other person;

(2)	breach of fiduciary duty by any Director or officer owed to the Company, provided that such Director or officer acted in good faith and had a reasonable basis to assume that the action would not harm the interests of the Company; or

(3)	any other event for which insurance of a director or officer is or may be permitted.

(c)	Subject to the provisions of the Law, the Company may undertake in advance or retroactively to indemnify a Director or Company officer in respect of a liability or expense as detailed in Article 34(d) below, imposed on him as a result of an act carried out in his capacity as a Director or Company officer. ~~However, such undertaking will be limited to the kinds of events that in the Board’s opinion are foreseeable at the time of the issue of the undertaking and will be limited to the amount fixed by the Board as reasonable under the circumstances.~~

(d)	An indemnity, as provided in Article 34(c) above, may be issued in respect of a liability or expense as follows:

(1)	a monetary liability imposed on the Director ~~of~~ or officer or paid by him in favor of a third party under a judgment, including a judgment by way of compromise or a judgment of an arbitrator approved by a court; however, such undertaking will be limited to events which, in the Board’s opinion, are foreseeable in light of the Company’s actual activities at the time of granting the obligation to indemnify, and to a sum or criteria as the Board deems reasonable under the circumstances, and the undertaking to indemnify will specify the aforementioned events and sum or criteria;

(2)	reasonable legal fees incurred by a Director or officer in an investigation or procedure conducted against him by an authority authorized to conduct such investigation or procedure, provided that such investigation or procedure (i) concludes without the filing of an indictment against the Director or officer and without imposition of a monetary payment in lieu of criminal proceedings, or (ii) concludes with imposing on the Director or officer monetary payment in lieu of criminal proceedings, provided that the alleged criminal offense in question does not require proof of criminal intent;

(3)	reasonable expenses of the proceedings, including lawyers’ fees, expended by the Director or officer or imposed on him by the court for:

(a)	proceedings issued against him by or on behalf of the Company or by a third party;

(b)	criminal proceedings from which the Director or officer was acquitted; or

(c)	criminal proceedings in which he was convicted but that do not require proof of criminal intent; or

(4)	any other liability or expense for which it is or may be permissible to indemnify a director or an officer.

(e)	Subject to the provisions of the Law, the Company may issue an undertaking in advance or retroactively to indemnity any person, including a Director or a Company officer, who acts or acted on behalf of or at the request of the Company as a director or officer of another company in which the Company, directly or indirectly, is a shareholder, or in which the Company has any other interest. Such indemnity will be in respect of a liability or expense as detailed in Article 34(d) above, imposed on him as a result of an act carried out by him in his capacity as a director or officer of the other company. ~~However, such undertaking will be limited to the kinds of events that in the Board’s opinion are foreseeable at the time of the issue of the undertaking and will be limited to the amount fixed by the Board as reasonable under the circumstances.~~

(f)	Subject to the provisions of the Law:

(1)	The Company may indemnify any employee or representative of the Company, who is not a Director or a Company officer, for any liability or expense paid or imposed on him in his capacity as a Company employee or representative in any legal proceedings, due to an act carried out by him in good faith in his capacity as Company employee or representative. However, such indemnity may not be given for a criminal indictment in which he was convicted in an offense that requires proof of criminal intent and the convicting judgment was not reversed on appeal or cannot be issued for an appeal.

(2)	The Company may issue an undertaking in advance to indemnify a Company employee or representative, who is not a Director or Company officer, or to indemnify him retroactively for any monetary liability imposed or that may be imposed on him in favor of any third party in respect of an act carried out by him in good faith in his capacity as a Company employee or representative.

(g)	Subject to the provisions of the Law, nothing in these Articles will limit the Company, in any manner, in entering into an agreement of liability insurance, or in granting an exemption or indemnification in respect of:

(1)	a Director or Company officer, or a director or officer of another company as provided in Article 34(e) above, to the extent that the insurance, exemption or indemnity is not prohibited by law; or

(2)	any person who is not a Director or Company officer, or a director of another company as provided in Article 34(e) above, including but not limited to employees and representatives of the Company or such other company.

(h)	Notwithstanding the above, any indemnification granted by the Company under this Article 34 shall not exceed twenty-five percent (25%) of the consolidated equity of the Company as reflected in its last consolidated Annual Financial Statements published prior to the payment of such indemnification.”

PROXY STATEMENT

NOVEMBER 1, 2005

ANNEX B

FORM OF AMENDED LETTER OF INDEMNIFICATION

TRANSLATION OF FORM OF AMENDED LETTER OF INDEMNIFICATION

TO COMPANY DIRECTORS

[Marked to show revisions from form of letter of indemnity approved by the Company’s shareholders in 2001. Additions are marked in underline text and deletions are marked in strikethrough text]

Dear             :

Whereas on November 5, 2001 and on December 23, 2001, the Board of Directors of the Company and the Company’s shareholders at a General Meeting decided, after receiving the approval of the Audit Committee of the Board, to authorize the Company to indemnify the directors and officers (collectively “Officers”) of the Company in accordance with the Companies Law – 1999 (the “Companies Law”), and in accordance with the conditions set forth below (hereinafter the “Prior Resolutions”) and the Company so issued indemnification letters (hereinafter the “Existing Indemnification Letters”);

And Whereas, further to Amendment No. 3 to the Companies Law, including with respect to indemnification of Officers, the Board of Directors of the Company decided on October 11, 2005, after receiving the approval of the Audit Committee of the Board, to authorize the Company to indemnify Company Officers in accordance with the Companies Law, as amended as described above, and in accordance with the conditions set forth below, and without derogating from or diminishing the effectivity of the Existing Indemnification Letters, and in addition thereto, all in accordance with applicable law (hereinafter the “New Resolution”);

And Whereas on             , the Company’s shareholders at an Annual General Meeting approved the above mentioned decision with regard to the Company’s directors, it is agreed as follows:

1.	Obligation to Indemnify:

Without derogating from the Company’s right to indemnify you retroactively in accordance with the Company’s Articles of Association, the Company hereby agrees:

1.1	To indemnify you for all costs and expenses, as detailed below, imposed upon you for actions taken (including actions taken before the date of this Letter) and/or future actions you may take in your official capacity in the Company, including as an Officer acting on behalf of the Company’s subsidiaries or affiliated companies or any other company in which the Company has an interest (hereinafter the “Subsidiaries”). ~~that are connected directly or indirectly to one or more of the events described in the Annex to this Letter and subject to the condition that the maximum amount of indemnification will not exceed the amount described in Section 1.2 below.~~

1.1.1	Financial liability imposed by judgment against you for the benefit of a third party, including a settlement or arbitration decision certified by a court; and provided that these actions relate to one or more of the events described in the Annex hereto, that in the opinion of the Company’s Board of Directors are anticipated in light of the actual activities of the Company as of the date of this Letter;

1.1.2	Reasonable litigation fees, including attorney’s fees, incurred or imposed on you by a court, in a proceeding initiated against you by the Company or in its name or by another person, or in a criminal proceeding from which you are acquitted, or in a criminal proceeding in which you are convicted, provided that the crime for which you are convicted does not require a finding of criminal intent; and

1.1.3	Reasonable litigation expenses, including attorneys fees, expended in connection with an investigation or proceeding against you by an authority authorized to conduct such investigation or proceeding, and that concludes without an indictment against you and without monetary payments being imposed on you in lieu of criminal proceedings or that concludes without an indictment against you but with the imposition of monetary payments in lieu of criminal proceedings, provided that the alleged criminal offense does not require proof of criminal intent.

1.2	The aggregate indemnification amount that the Company will pay to all of its Officers under all the indemnification letters that shall be issued by the Company pursuant to the ~~decision to issue such letters in connection with one or more of the types of events that are specified in Annex A~~ New Resolution as well as pursuant to any allegation arising under the Existing Indemnification Letters, shall not exceed 25% (twenty-five percent) of the Company’s shareholders equity, according to the most recent Company consolidated financial statements prior to the date of the indemnification payment (hereinafter the “Maximum Indemnification Amount”).

1.3	In the event the indemnification amount the Company is required to pay to its Officers, as set forth in Section 1.1 above, exceeds the Maximum Indemnification Amount or its remaining balance (as existing at that time) in accordance with Section 1.2 above, the Maximum Indemnification Amount or its remaining balance will be divided among the Officers entitled to indemnification, so that the amount of indemnification each of them will actually receive will be calculated in accordance with the ratio between the amount for which each individual may be indemnified and the aggregate amount for which all the relevant Officers may be indemnified.

1.4	If an event occurs that is likely to entitle you to indemnification in accordance with the above provisions, the Company will make available to you, from time to time, the funds required to cover the expenditures and payments that are connected with handling the legal proceeding, in a manner that you will not be required to pay for, or to finance personally, the legal expenses, subject to the conditions and instructions in this Letter.

1.5	In order to avoid any doubt, if an event occurs that may entitle you to indemnification, you will have the right to appoint an attorney of your choice, with the exception of an attorney whom the Company deems unacceptable for reasonable cause, provided that you immediately inform the Company of the identity of the attorney when it becomes necessary to appoint such attorney. If you do not inform the Company regarding your choice of attorney in compliance with the above, the Company will have the right in its discretion to appoint an attorney on your behalf.

2.	The Indemnity Obligation under this Letter is subject to the following:

2.1	You will inform the Company of every legal proceeding that may be brought against you in connection with any event that may entitle you to indemnification, and of every warning made to you in writing, regarding legal proceedings that may be commenced against you, and this will be done in a timely manner, immediately after you first become aware of such, and you will provide to the Company or to whom the Company will instruct you, all documents in connection with such proceedings.

2.2

Notwithstanding the provisions of Section 1.5 above, the Company has the right to take upon itself the handing of your defense in the legal proceeding and/or to entrust such handling to any prominent attorney the Company may select for this purpose (except for an attorney that will not be reasonably acceptable to you) subject to the fulfillment of all of the following conditions: (a) the Company will notify you, within 45 days from the time of receiving the notice as provided in Section 2.1 above (or within a shorter period of time if the matter requires filing a statement of defense or a response to a proceeding), that it will indemnify you in accordance with its terms; and (b) the legal proceeding against you solely involves a claim for monetary damages. The Company and/or the above-mentioned attorney will be entitled to act within their exclusive discretion and to bring the proceeding to a close; the appointed attorney will owe his/her duty of loyalty to the Company and to you. In the event that a conflict of interest arises between you and the Company, the attorney will so inform the Company of any such conflict and you will have the right to appoint an attorney on your behalf, and the provisions of this Letter will apply to expenses you may incur as a result of such appointment. If the Company decides to settle or arbitrate a monetary obligation, the Company will be entitled to do so as long as the lawsuit or the threat of a lawsuit against you will be fully withdrawn. At the request of the Company you will sign any document that will empower the Company and/or an attorney as mentioned above, to act in your behalf with regard to your defense in the above-mentioned proceedings and to represent you in all matters relating to these proceedings, as set forth above.

2.3	You will cooperate with the Company and/or with any attorneys as set forth above in every reasonable manner required of you by any of them in connection with the handling of such legal proceedings, on condition that the Company covers all of your expenses so that you will not be required to pay or to finance the legal proceedings yourself, all subject to Section 1.4 above.

2.4	Whether or not the Company acts as specified in Section 2.2 above, the Company will cover all other expenditures and payments that are mentioned in Section 1.1 above so that you will not be required to pay or to finance them yourself, and this is without derogating from the indemnification you are entitled to by this Letter, all as set forth above in Section 1.2.

2.5	Your indemnification in connection with any legal proceeding against you, as set forth in this Letter, will not be enforceable in connection with amounts you may be required to pay as a result of a settlement or arbitration unless the Company agrees in writing to the settlement or to the entering into the arbitration proceeding, as the case may be.

2.6	The Company will not be required to pay, according to this Letter, moneys that were actually paid to you or on your behalf through insurance (that the Company procured) or through any indemnification undertaking made by any person other than the Company. It is hereby clarified that said indemnification payments will not be deemed to derogate from any right you may have to receive insurance proceeds as a result of the events set forth in this Letter that may be insured by an insurance carrier, if they are received (by you or by the Company on your behalf) within the framework of any directors and officers liability insurance of the Company. In order to avoid any doubt, it is hereby clarified that the indemnification amount according to this Letter will be independent of (and in addition to) any amount paid pursuant to such insurance and/or indemnification. Similarly, it is emphasized that this Letter is not to be construed as an agreement for the benefit of any third party, including any insured party, and it is not transferable, and no insurer will have the right to request that the Company participate in any payment for which the insurer is obligated under any insurance agreement to which it is a party, other than a deductible that is specified in such agreement.

2.7	Upon your request for payment in connection with any event as specified in this Letter, the Company will take all necessary steps under law to make such payment and will do all that is necessary to obtain any required approval. If any approval is required for the above payment and that payment is not approved for any reason, such payment, or any part of it, that is not so approved will be subject to the approval of a court, and the Company will attempt to obtain the court’s approval.

2.8	There is no prohibition under law to indemnifying you.

3.	The obligations of the Company as specified in this Letter will remain valid even after you have ceased to be an Officer of the Company, provided that the acts for which you have been given an indemnification commitment were performed or will be performed during your employment as a Company Officer.

4.

If the Company pays to you or on your behalf any amount in connection with a legal proceeding as provided in this Letter, and thereafter it is determined that you are not entitled to such indemnification from the Company, the sums paid by the Company will be considered a loan that was extended to you by the

Company, which will be linked to the Consumer Price Index plus interest at the rate established in the Income Tax Regulations (Establishment of Interest Rates)—1985, as may be in effect from time to time, and you will be required to repay these sums to the Company when requested to do so in writing by the Company and in accordance with a payment schedule that the Company determines.

5.	In this Letter: -

~~“Officer” means “Nosei Misra” as defined in the Companies Law, as well as certain other senior employees of the Company;~~

“action or any derivative of it” includes a decision or a failure to act, including actions before the date of this Letter that you made during your term of employment as a Company Officer.

The references in this Letter are intended to be gender neutral.

6.	The Company’s obligations under this Letter will be interpreted broadly and in a manner that facilitates its execution, to the extent permitted by law and for the purposes for which it was intended. In the event of a conflict between any provision of this Letter and any provision of law that cannot be superceded, changed or amended, said provision of law will supersede the specific provision in this Letter, but will not limit or diminish the validity of the remaining provisions of this Letter.

7.	The Annex to this Letter forms an integral part thereof.

8.	This Letter will enter into effect upon your signature in the space provided below and return of the signed copy to the Company.

9.	Subject to Section 1.2 above, it is hereby clarified, if and to the extent you received a letter of indemnification pursuant to the Prior Resolutions, nothing in this Letter shall be deemed to derogate from or diminish the effectivity of the obligation of indemnification of the Company to you, as approved pursuant to the Prior Resolutions, and/or a letter of indemnification that was provided to you, if and to the extent provided, pursuant to the Prior Resolutions, and the Company’s obligations pursuant to this Letter are in addition to the above-mentioned obligations, all in accordance with applicable law.

It is also hereby clarified, that if you did not receive a letter of indemnification pursuant to the Prior Resolutions, the Company will not so provide you with such letter and will provide you with this Letter only.

10.	In order to remove any doubt, in the event of death, this Letter will apply to you and your heirs.

11.	Subject to Section 2.1 above, no waiver, delay, omission or grant of extension by the Company or by you will be interpreted in any manner as a waiver of rights pursuant to this Letter or under applicable law, and will not prevent either party from taking all legal and other measures necessary in order to enforce such rights.

12.	This Letter will be governed by the laws of Israel, and the courts of Haifa shall have the exclusive jurisdiction with respect to disputes that may arise under this Letter.

IN WITNESS WHEREOF, the Company hereby executes this Letter by its duly appointed authorized signatories.

Elbit Systems Ltd.

I hereby confirm receipt of this Letter and consent to all its terms.

Officer

Date:

ANNEX

[FORM OF INDEMNIFICATION LETTER]

Subject to any provision of law, the events are as follows:

1.	The issuance of securities including, but not limited to, the offering of securities to the public according to a prospectus, a private offering, sales offering, the issuance of bonus shares, issuance of securities and/or any other manner of security offering and also tender offers for securities, the Company’s purchase of its own and it subsidiaries’ securities, as well as any action relating to any of the above.

2.	A “Transaction” or “Activity” as defined in Article 1 of the Companies Law, including among others a negotiation regarding such Transaction and/or Activity, transfer, sale and/or purchase of assets and/or liabilities, including securities and/or the granting and/or receiving of any right in any one of the above, including among others, the acquisition, sale or merger of entities and/or any action connected directly or indirectly with such a Transaction.

3.	The filing of a report and/or announcement required by the Companies Law and/or Israeli Securities Law —1968, or U.S. Securities Laws, including the regulations pertaining to these laws, and/or according to rules and/or regulations adopted by the Tel-Aviv Stock Exchange ~~and/or outside the Israeli Stock Exchange~~ or the Nasdaq or any other stock exchange and/or any law of any other country pertaining to these issues and/or the failure to file such a report and/or announcement.

4.	Any decision regarding a distribution, as defined in the Companies Law including a distribution pursuant to a court order.

5.	A change in the Company’s structure and/or a reorganization of the Company, including any arrangement between the Company and its shareholders and/or creditors according to the Companies Law, and/or any decision relating to these issues including, but not limited to, a merger, a demerger, a change in the Company’s capital, the establishment of subsidiaries and/or their liquidation or sale, and/or all allotments or distributions.

6.	Expressions, announcements, statements, including a position taken, and/or an opinion made in good faith by an Officer in the course of and/or in connection with his/her duties, including during negotiations and contracting with suppliers, consultants and customers and/or during a meeting of the Company’s management, Board of Directors and/or one of its committees.

7.	An action made in good faith in contradiction to the Company’s Certificate of Incorporation and/or Articles of Association.

8.	An action and/or decision relating to employer-employee relations including employment agreements, negotiations regarding employment agreements, salary and/or other employee benefits, including employee stock option plans and/or option distributions to employees.

9.	An action and/or decision relating to work safety and/or working conditions and/or employee activities and/or any event relating thereto~~, and/or any matters pertaining to insurance and/or other liabilities of the Company~~.

10.	An action or decision relating to insurance matters and/or risk management of the Company.

11.	Actions relating to the Company’s commercial relations, including with employees, outside contractors, customers, suppliers and service providers.

12.	Preparation of work plans, including pricing, marketing, distribution and instructions to employees, to customers and to suppliers and to cooperative arrangements, including with competitors.

13.	Actions relating to product development, to the conduct of product testing, approvals, sales, distribution or licensing in their regard.

14.	Decisions and/or actions relating to environmental compliance, including pollution, contamination and hazardous materials.

15.	Granting of liens on Company assets and granting guarantees on behalf of the Company.

16.	Compliance with various governmental requirements in Israel an outside Israel, including a Ministry of Defense, Antitrust Authority, Securities Authority, Environmental Compliance Agency and Tax Authorities.

17.	Establishment and management of financial policy, including credit policies, hedging against changes in currency exchange rates and utilization of cash reserves.

18.	Causing damages, including bodily injury and property damage, partial or comprehensive loss, loss of use or disability, during any action or omission relating to the Company, or relating to its employees, agents or others who act or are purported to act on behalf of the Company.

19.	An event resulting from the Company being a publicly traded company or due to its shares being issued to the public.

20.	Transfer of information required or permitted to be transferred under applicable law to an interested party of the Company.

21.	An act that may be considered as an infringement of the intellectual property rights of a third party, or an act relating to the Company’s intellectual property.

22.	Any of the above ~~type of~~ specified events relating to an activity of an entity controlled by the Company or an entity affiliated with the Company or pursuant to the Officer’s position in an affiliated entity and/or in an entity controlled by the Company.

23.	Any of the above specified events, whether occurring in Israel or occurring outside of Israel.

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

as of December 31, 2004

(In U.S. dollars)

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

as of December 31, 2004

In U.S. dollars

C O N T E N T S

# # # # # # #

To the Shareholders of

Elbit Systems Ltd.

Haifa, Israel

REPORT OF INDEPENDENT REGISTRATED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of Elbit Systems Ltd. (the “Company”) and its subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2004. Our audits also include the financial statement schedule listed in the Index at Item 19a. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2004 and 2003 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2(X) to the consolidated financial statements, on January 1, 2004 the Company adopted SFAS No. 123 “Accounting for Stock-Based Compensation.”

     Kost Forer Gabbay & Kasierer

A member of Ernst & Young Global

Haifa, Israel

March 14, 2005

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of Elbit Systems Ltd.

We have audited the accompanying consolidated statements of operations, changes in shareholders’ equity and cash flows of Elbit Systems Ltd. And its subsidiaries for the year ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated results of the Company and its subsidiaries operations and their cash flows for the year ended December 31, 2002 in conformity with United States generally accepted accounting principles.

LUBOSHITZ KASIERER
AN AFFILIATE MEMBER OF ERNST & YOUNG INTERNATIONAL

Haifa, Israel

March 24, 2003

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U. S. dollars (In thousands)

	Note	December 31,
		2004	2003
CURRENT ASSETS:
Cash and cash equivalents		$34,109	$76,156
Short-term bank deposits		738	690
Trade receivables, (net of allowance for doubtful accounts in the amount of $3,064 and $3,861 as of December 31, 2004 and 2003, respectively)	(3)	214,816	203,281
Other receivables and prepaid expenses	(4)	52,335	48,363
Inventories, net of advances	(5)	249,041	249,225

Total current assets		551,039	577,715

INVESTMENTS AND LONG-TERM RECEIVABLES:
Investments in affiliated companies and a partnership	(6A)	33,124	26,478
Available for sale securities	(1G)	18,017	—
Investments in other companies	(6B)	11,745	11,745
Long-term bank deposits and trade receivables	(7)	2,102	2,347
Severance pay fund	(2P)	82,998	76,218

		147,986	116,788

PROPERTY, PLANT AND EQUIPMENT, NET	(8)	244,288	229,221

INTANGIBLE ASSETS:	(9)
Goodwill		32,847	32,576
Other intangible assets, net		63,140	67,436

		95,987	100,012

		$1,039,300	$1,023,736

The accompanying notes are an integral part of the consolidated financial statements

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U. S. dollars (In thousands, except share and per share data)

	Note	December 31,
		2004	2003
CURRENT LIABILITIES:
Short-term bank credit and loans	(10)	$8,592	$8,509
Current maturities of long-term loans	(13)	1,656	6,532
Trade payables		118,391	106,252
Other payables and accrued expenses	(11)	169,702	157,820
Customers advances and amounts in excess of costs incurred on contracts in progress	(12)	80,109	99,618

Total current liabilities		378,450	378,731

LONG-TERM LIABILITIES:
Long-term loans	(13)	86,234	62,324
Advances from customers	(12)	10,320	7,592
Deferred income taxes	(15)	24,516	24,916
Accrued termination liability	(14,2P)	100,740	93,979

		221,810	188,811

COMMITMENTS AND CONTINGENT LIABILITIES	(16)

MINORITY INTERESTS		4,340	4,115

SHAREHOLDERS’ EQUITY:	(17)
Share capital
Ordinary shares of New Israeli Shekels (NIS) 1 par value; Authorized—80,000,000 shares as of December 31, 2004 and 2003; Issued—40,969,947 and 39,746,125 shares as of December 31, 2004 and 2003, respectively; Outstanding—40,561,126 and 39,337,304 shares as of December 31, 2004 and 2003, respectively		11,548	11,273
Additional paid-in capital		274,432	259,033
Accumulated other comprehensive loss		(3,346)	(3,992)
Retained earnings		156,387	190,086
Treasury shares—408,821 shares as of December 31, 2004 and 2003		(4,321)	(4,321)

		434,700	452,079

		$1,039,300	$1,023,736

The accompanying notes are an integral part of the consolidated financial statements

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

U. S. dollars (In thousands, except share and per share data)

		Year ended December 31,
	Note	2004	2003	2002
Revenues	(18)	$939,925	$897,980	$827,456
Cost of revenues		689,626	672,711	605,313

Gross profit		250,299	225,269	222,143

Research and development costs, net	(19)	66,846	54,919	57,010
Marketing and selling expenses		69,912	69,943	65,691
General and administrative expenses		47,832	46,077	41,651

		184,590	170,939	164,352

Operating income		65,709	54,330	57,791

Financial expenses, net	(20)	(5,852)	(4,870)	(3,035)
Other income (expenses), net		770	53	(462)

Income before taxes on income		60,627	49,513	54,294
Taxes on income	(15)	15,219	11,334	9,348

		45,408	38,179	44,946
Equity in net earnings of affiliated companies and partnership		7,765	7,209	675
Minority interests in losses (earnings) of subsidiaries		(180)	557	(508)

Net income		$52,993	$45,945	$45,113

Earnings per share	(17G)
Basic net earnings per share		$1.33	$1.18	$1.17

Diluted net earnings per share		$1.29	$1.14	$1.13

Number of share used in computation of basic net earnings per share		39,952	39,061	38,489

Number of share used in computation of diluted net earnings per share		41,041	40,230	39,863

The accompanying notes are an integral part of the consolidated financial statements

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

U. S. dollars (In thousands, except share and per share data)

	Number of outstanding shares	Share capital	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Treasury shares	Total shareholders’ equity	Total other comprehensive income
Balance as of January 1, 2002	38,330,272	$11,054	$244,625	$—	$126,627	$(4,321)	$377,985
Exercise of options	473,235	100	4,040	—	—	—	4,140
Tax benefit in respect of options exercised	—	—	648	—	—	—	648
Stock based compensation	—	—	(926)	—	—	—	(926)
Dividends paid	—	—	—	—	(12,717)	—	(12,717)
Other comprehensive income (loss):
Minimum pension liability	—	—	—	(2,882)	—	—	(2,882)	$(2,882)
Net income	—	—	—	—	45,113	—	45,113	45,113

Total comprehensive income								$42,231

Balance as of December 31, 2002	38,803,507	$11,154	$248,387	$(2,882)	$159,023	$(4,321)	$411,361
Exercise of options	533,797	119	5,147	—	—	—	5,266
Tax benefit in respect of options exercised	—	—	758	—	—	—	758
Stock based compensation	—	—	4,741	—	—	—	4,741
Dividends paid	—	—	—	—	(14,882)	—	(14,882)
Other comprehensive income (loss):
Unrealized loss on derivative instruments	—	—	—	(578)	—	—	(578)	$(578)
Foreign currency translation differences	—	—	—	340	—	—	340	340
Minimum pension liability	—	—	—	(872)	—	—	(872)	(872)
Net income	—	—	—	—	45,945	—	45,945	45,945

Total comprehensive income								$44,835

Balance as of December 31, 2003	39,337,304	$11,273	$259,033	$(3,992)	$190,086	$(4,321)	$452,079

The accompanying notes are an integral part of the consolidated financial statements

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (CONT.)

U. S. dollars (In thousands, except share and per share data)

	Number of outstanding shares	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Treasury shares	Total shareholders’ equity	Total other comprehensive income
Balance as of January 1, 2004	39,337,304	$11,273	$259,033	$(3,992)	$190,086	$(4,321)	$452,079
Cumulative effect of first time adoption of the fair value based method for stock based compensation expense	—	—	(152)	—	—	—	(152)
Exercise of options	1,223,822	275	10,985	—	—	—	11,260
Tax benefit in respect of options exercised	—	—	1,179	—	—	—	1,179
Stock based compensation	—	—	3,387	—	—	—	3,387
Dividends paid	—	—	—	—	(86,692)	—	(86,692)
Other comprehensive income (loss):
Unrealized loss on derivative instruments	—	—	—	(299)	—	—	(299)	(299)
Foreign currency translation differences	—	—	—	450	—	—	450	450
Unrealized gains on available for sale securities, net				1,396			1,396	1,396
Minimum pension liability	—	—	—	(901)	—	—	(901)	(901)
Net income	—	—	—	—	52,993	—	52,993	52,993

Total comprehensive income								$53,639

Balance as of December 31, 2004	40,561,126	$11,548	$274,432	$(3,346)	$156,387	$(4,321)	$434,700

Accumulated other comprehensive loss (net of taxes)

	December 31,
	2004	2003
Accumulated gains on derivative instruments	$(877)	$(578)
Accumulated foreign currency translation differences	790	340
Accumulated gains on available for sale securities	1,396	—
Accumulated minimum pension liability	(4,655)	(3,754)

Accumulated other comprehensive loss	$(3,346)	$(3,992)

The accompanying notes are an integral part of the consolidated financial statements.

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U. S. dollars (In thousands)

	Year ended December 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$52,993	$45,945	$45,113
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,261	37,890	32,937
Stock based compensation	3,387	4,741	(926)
Deferred income taxes, net	153	35	(5,620)
Accrued severance pay, net	(2,304)	(1,240)	6,260
Gain (loss) on sale of property, plant and equipment	143	(915)	743
Tax benefit in respect of options exercised	1,179	758	648
Minority interests in earnings (losses) of subsidiaries	180	(557)	508
Equity in net losses (earnings) of affiliated companies and partnership, net of dividend received(*)	385	(4,995)	(675)
Changes in operating assets and liabilities:
Decrease (increase) in short and long-term trade receivables, other receivables and prepaid expenses	(16,871)	45,297	58,554
Decrease (increase) in inventories	2,932	(38,651)	(55,106)
Increase (decrease) in trade payables, other payables and accrued expenses	20,522	32,147	(19,321)
Increase (decrease) in advances received from customers	(18,535)	(27,855)	42,999
Settlement of royalties with the Office of the Chief Scientist	(3,714)	(1,581)	9,197
Other adjustments	(1,228)	337	683

Net cash provided by operating activities	81,483	91,356	115,994

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(53,008)	(61,287)	(46,003)
Investment grants received for property, plant and equipment	—	—	119
Acquisition of subsidiaries and businesses (Schedule A)	(2,315)	(2,458)	(5,280)
Investments in affiliated companies and subsidiaries	(2,522)	(1,049)	(1,681)
Proceeds from sale of property, plant and equipment	2,560	5,815	956
Grant of long-term loan	—	—	(714)
Collection of long-term loan	—	2,400	—
Collection of short-term loan	—	—	1,371
Investment in long-term bank deposits	(1,203)	(1,750)	(1,228)
Proceeds from sale of long-term bank deposits	1,507	3,568	1,689
Short-term bank deposits, net	(48)	960	(204)
Investment in available for sale securities	(15,869)	—	—

Net cash used in investing activities	(70,898)	(53,801)	(50,975)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of options	11,260	5,266	4,140
Repayment of long-term bank loans	(35,826)	(27,066)	(3,249)
Receipt of long-term bank loans	58,410	10,000	2,233
Dividends paid	(86,692)	(14,882)	(12,717)
Change in short-term bank credit and loans, net	216	(10,997)	(19,729)

Net cash used in financing activities	(52,632)	(37,679)	(29,322)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(42,047)	(124)	35,697
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	76,156	76,280	40,583

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$34,109	$76,156	$76,280

(*) Dividend received	$8,150	$2,214	$—

The accompanying notes are an integral part of the consolidated financial statements.

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT.)

U. S. dollars (In thousands)

	Year ended December 31,
	2004	2003	2002
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for:
Income taxes	$13,305	$14,666	$21,730

Interest	$3,122	$4,034	$2,947

SCHEDULE A:
Subsidiaries and businesses acquired(*)

Estimated net fair value of assets acquired and liabilities assumed at the date of acquisition was as follows:

Working capital (surplus) deficiency (excluding cash and cash equivalents)	$(707)	$657	$—
Property, plant and equipment	(10)	(249)	(275)
Goodwill and other intangible assets	(1,598)	(1,334)	(5,078)
Deferred income taxes	—	(1,765)	—
Long-term liabilities	—	198	—
Minority interest	—	35	—

	(2,315)	(2,458)	(5,353)
Less short-term debt incurred on acquisition	—	—	73

	$(2,315)	$(2,458)	$(5,280)

(*)	Defense Systems Division of Elron Telesoft in 2002 (see Note 1(C)).

In 2003 a European subsidiary (see Note 1(D)) and AD&D (see Note 1(E)).

In 2004 the assets of Computer Instruments Corporation Inc. (see Note 1(F))

The accompanying notes are an integral part of the consolidated financial statements.

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U. S. dollars (In thousands)

Note 1—GENERAL

A.	Elbit Systems Ltd. (the “Company”) is an Israeli corporation, 49% owned by the Federmann Group. On July 28, 2004, Elron Electronic Industries Ltd. completed the sale of all of its holdings in the Company, constituting approximately 19% of the Company’s outstanding share capital, to Federmann Enterprises Ltd. The Company’s shares are traded on the Tel Aviv Stock Exchange and on the Nasdaq National Market in the United States. The Company and its subsidiaries (the “Group”) are engaged mainly in the field of defense electronics. The Company’s principal wholly-owned subsidiaries are EFW Inc. (“EFW”) and Elop Electro-Optics Industries, Ltd. (“El-Op”).

B.	A majority of the Group’s revenues are derived from direct or indirect sales to governments or to government agencies. As a result, a substantial portion of the Group’s sales is subject to the special risks associated with sales to governments or to government agencies. These risks include, among others, the dependency on the resources allocated by governments to defense programs, changes in governmental priorities and changes in governmental approvals regarding export licenses required for the Group products and for its suppliers. As for major customers refer to Note 18(C).

C.	In January 2002, the Company acquired from Elron Telesoft Inc. and its subsidiaries (“Elron Telesoft”) the assets and the business of the Defense Systems Division of Elron Telesoft (“the Government Division”) in consideration for $5,700 in cash. The excess of the purchase price over the fair value of net tangible assets acquired in the amount of approximately $5,100 was allocated to technology and other intangible assets to be amortized over a weighted average period of 3 years.

The Government Division is engaged mainly in the development of communication systems, information technology and image intelligence processing for defense and military applications.

The results of the Government Division have been included in the consolidated financial statements from the first quarter of 2002.

Pro forma information in accordance with SFAS No. 141 has not been provided, since the revenues and net income of the Government Division were not material in relation to total consolidated revenues and net income for the year 2002.

D.	In June 2003, the Company (through El-Op) acquired all of the outstanding ordinary shares of a European subsidiary, a company registered in Belgium, in consideration for $1,846 in cash. The acquisition was accounted for by the purchase method of accounting.

This subsidiary develops, manufactures and supports electro-optical products, mainly for the defense and space markets.

The results of this subsidiary’s operations have been included in the consolidated financial statements from the date of acquisition.

Pro forma information in accordance with SFAS No. 141 has not been provided, since the revenues and net income of this subsidiary. were not material in relation to total consolidated revenues and net income for the years 2002 and 2003.

E.	In July 2003, the Company acquired approximately 54% of the outstanding shares of Aero Design Development Ltd. (“AD&D”) an Israeli company in consideration for $1,406 in cash. The acquisition was accounted for by the purchase method of accounting.

AD&D develops, manufactures and builds airborne models and other engineered products.

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

The excess of the purchase price over the fair value of net tangible assets acquired in the amount of approximately $1,334 was allocated to technology ($1,000) to be amortized by the straight-line method over a period of 10 years and to technology goodwill ($334).

The results of AD&D.’s operations have been included in the consolidated financial statements from the date of acquisition.

Pro forma information in accordance with SFAS No. 141 has not been provided, since the revenues and net income of AD&D were not material in relation to total consolidated revenues and net income for the years 2002 and 2003.

F.	In August 2004, the Company (through a subsidiary of EFW) acquired a business from Computer Instruments Corporation Inc. (“CIC”) of Westbury, New York in consideration for approximately $2,315 in cash. The acquired assets relate to the design and manufacture of aviation pressure transducers, air data probes and air data computers.

The following table summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition as estimated by the Company, with the support of an external appraisal:

Current Assets	$994
Property and equipment	10
Technology	1,327
Goodwill	271

Total assets acquired	2,602
Current liabilities assumed	(287)

Net assets acquired	$2,315

The technology acquired will be amortized by the straight-line method over a period of 5-7 years. The results of CIC’s operations have been included in the consolidated financial statements from the date of acquisition.

Pro forma information in accordance with SFAS No. 141 has not been provided, since the revenues and net income of CIC were not material in relation to total consolidated revenues and net income for the years 2003 and 2004.

G.	On December 27, 2004, the Company reached an agreement with Koor Industries (“Koor”) to purchase all of Koor’s holdings in Tadiran Communications Ltd. (“Tadiran”), which represents approximately a 32% interest in Tadiran. This purchase will be made in parallel to Koor’s purchase of approximately 9.8% of the Company’s shares from Federmann Enterprises Ltd. (“Federmann”) based on agreements reached between Federmann and Koor. The transaction will be executed in two stages as described below.

In the first stage, the Company will purchase from Koor approximately 13.8% of Tadiran’s shares, and Koor will purchase from Federmann approximately 5.3% of the Company’s shares. As of March 1, 2005, the Company held approximately 6% of Tadiran’s shares acquired through purchases on the market, and therefore, following completion of the first stage the Company will own approximately 20% of Tadiran’s shares. On completion of the first stage, Koor will support the Company’s appointment of the greater of 3 members or 20% of Tadiran’s board of directors, and Federmann will support Koor’s appointment of a member to the Company’s board of directors.

In the second stage, the Company will purchase the balance of Koor’s holdings in Tadiran. Koor will purchase an additional approximately 4.5% of the Company’s shares from Federmann, and Federmann will

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

support Koor’s appointment of an additional member to the Company’s board of directors, including the board’s Vice Chairman. The second stage is subject to Koor completing the sale to Tadiran of Koor’s 70% holdings in Elisra Electronic Systems Ltd. (“Elisra”) on agreed upon terms. Subject to those terms the Company agreed to support the purchase of the Elisra shares by Tadiran at Tadiran’s general shareholders meeting. In the event that the sale of the Elisra shares to Tadiran is not made by April 2006, then Koor and the Company will have equal representation on Tadiran’s board of directors, and an agreement regarding joint control of Tadiran will enter into effect between the Company and Koor.

The Company will purchase from Koor the 32% of the Tadiran shares at a price of $37 per share, resulting in a total purchase price of approximately $146,000. Koor will purchase from Federmann the 9.8% of the shares in the Company at a price of $24.70 per share, resulting in a total purchase price of approximately $99,000.

Under the Koor-Federmann shareholders agreement, which will became effective upon the completion of the first stage of the Koor-Federmann transaction, Koor will obtain certain tag along rights in the event of Federmann’s sale of shares in the Company, and Koor will be subject to certain restrictions on the transfer of its shares in the Company. Also, Koor has agreed to vote at general shareholders meetings of the Company in accordance with Federmann’s instructions, with certain exceptions, and Koor will receive certain additional non-transferable rights.

On January 5, 2005, the Company’s Audit Committee and board of directors approved the agreements with Koor relating to the Company’s purchase of Koor’s shares in Tadiran.

On February 28, 2005, the Company’s shareholders at an extraordinary general shareholders meeting approved the agreements with Koor relating to the Company’s purchase of Koor’s shares in Tadiran. As of March 1, 2005, the parties were in the process of obtaining the remaining approvals required for the transaction.

Note 2—SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). As applicable to the consolidated financial statements of the Group, such principles are substantially identical to accounting principles generally accepted in Israel, except as described in Note 22.

A.	USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported and disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Actual results could differ from those estimates.

B.	FINANCIAL STATEMENTS IN U.S. DOLLARS

The Company’s revenues are generated mainly in U.S. dollars. In addition, most of the Company’s costs are incurred in U.S. dollars. The Company’s management believes that the U.S. dollar is the primary currency of the economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the U.S. dollar.

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transaction and balances in other currencies have been remeasured into U.S. dollars in accordance with

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

principles set forth in SFAS No. 52 “Foreign Currency Translation”. All exchange gains and losses from the remeasurement mentioned above are reflected in the statement of income in financial income or expenses.

For those foreign subsidiaries whose functional currency has been determined to be other than the U.S. dollar, assets and liabilities are translated at year-end exchange rates and statement of income items are translated at average exchange rates prevailing during the year. Such translation adjustments are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

C.	PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly and majority-owned subsidiaries.

The consolidated subsidiaries include El-Op, EFW and other Israeli and non-Israeli subsidiaries.

Intercompany transactions and balances including profit from intercompany sales not yet realized outside the Group have been eliminated upon consolidation.

D.	CASH EQUIVALENTS

Cash equivalents, are short-term highly liquid investments that are readily convertible to cash with maturities of three months or less at the date of acquisition.

E.	SHORT-TERM BANK DEPOSITS

Short-term bank deposits are deposits with maturities of more than three months but less than one year. The short-term bank deposits are presented at their cost.

F.	MARKETABLE SECURITIES

Investments in a marketable securities are designed as available for sale according to Statement of Financial Accounting Standard No. 115 “Accounting for Certain Investments in Debt and Equity Securities”, (“SFAS No. 115”). Accordingly, these securities are stated at fair value, with unrealized gains and losses, net of taxes, reported in accumulated other comprehensive income (loss), a separate component of the shareholders equity.

G.	INVENTORIES

Inventories are stated at the lower of cost or net realizable value. Inventory write-offs are provided for slow-moving items or technological obsolescence for which recoverability is not probable.

Cost is determined as follows:

•	Raw materials using the average cost method.

•	Costs incurred on long-term contracts in progress include direct labor costs, material costs, subcontractors, other direct costs and overheads. These costs represent recoverable costs incurred for production, allocable operating overhead cost and, where appropriate, research and development costs (refer to Note 2(T)).

•	Labor overhead is generally included in our hourly rate and is allocated to each project according to the amount of hours invested. Material overhead is allocated to each project based on the value of direct material that is charged to the project.

Advances from customers are allocated to the applicable contract inventories and are reflected as an offset against the related inventory balances.

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

H.	INVESTMENT IN AFFILIATED COMPANIES, PARTNERSHIP AND OTHER COMPANIES

Investments in non-marketable shares of companies in which the Group holds less than 20% and the Group does not have the ability to exercise significant influence over operating and financial policies of the companies are recorded at cost.

Investments in companies and partnership over which the Group can exercise significant influence (generally, entities in which the Group holds between 20% and 50% of voting rights) are presented using the equity method of accounting. Profits on intercompany sales, not realized outside the Group, were eliminated. The Group discontinues applying the equity method when its investment (including advances and loans) is reduced to zero and it has not guaranteed obligations of the affiliate or otherwise committed to provide further financial support to the affiliate.

The Group applies Emerging Issues Task Force (“EITF 99-10”) “Percentage Used to Determine the Amount of Equity Method Losses”, according to which the Group recognizes equity method losses based on the ownership level of the particular investee security or loan held by the Group to which the equity method losses are being applied.

A change in the Company’s proportionate share of a subsidiary’s or investee’s equity, resulting from issuance of shares by the subsidiary or investee to third parties, is recorded as a gain or loss in the consolidated income statements. If the realization is not assured, such as when the issuing company is a development stage company, the gain from issuance is accounted for as an equity transaction pursuant to SAB 51 “Accounting Sales of Stock by a Subsidiary”.

Management evaluates investments in affiliates and other companies for evidence of other than temporary declines in value. When relevant factors indicate a decline in value that is other than temporary, the Company records a provision for the decline in value. A judgmental aspect of accounting for investments involves determining whether an other-than-temporary decline in value of the investment has been sustained. Such evaluation is dependent on the specific facts and circumstances. Accordingly, management evaluates financial information (e.g. budgets, business plans, financial statements, etc.) in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financings at an amount below the cost basis of the investment. This list is not all inclusive and management weighs all quantitative and qualitative factors in determining if an other-than-temporary decline in value of an investment has occurred.

I.	LONG-TERM TRADE RECEIVABLES

Long-term trade receivables from extended payment agreements are recorded at their estimated present values (determined based on the original rates of interest).

J.	LONG-TERM BANK DEPOSITS

Long-term bank deposits are deposits with maturities of more than one year. These deposits are presented at cost including accumulated interest.

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K.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost, net of accumulated depreciation and investment grants. For equipment produced for the Group’s own use, cost includes materials, labor and overhead, but not in excess of the fair value of the equipment.

Depreciation is calculated by the straight-line method over the estimated useful life of the assets at the following annual rates:

%
Buildings	2-4	(mainly 4%)
Instruments, machinery and equipment	10-33
Office furniture and other	6-33
Motor vehicles	15-20	(mainly 15%)

Land rights and leasehold improvements—over the term of the lease.

L.	INVESTMENT GRANTS

As a governmental incentive for industrial companies in Israel, the “Investment Center”, which is a branch of the Israel Ministry of Industry and Trade, permits industrial companies to submit a request to qualify as an “Approved Enterprise”. An Approved Enterprise is entitled to certain benefits in respect of capital investments. The benefits may be in the form of reduced tax rates and of capital grants received as a percentage of the investments of the Approved Enterprise. The amount of a capital grant is determined as a percentage of the Approved Enterprise investment in property, plant and equipment. As a condition to the granting of these benefits, the Approved Enterprise is obligated to perform the applicable industrial plan as detailed in the request to the Investment Center (see Note 15(A)(3) and 16(J)). These capital grants are non-royalty bearing and are not conditioned on the results of operations. As the capital grants are a direct participation in the cost of the acquisition, of property, plant and equipment they are offset against property, plant and equipment and amortized over the period of the related investments.

M.	IMPAIRMENT OF LONG-LIVED ASSETS

The Group’s long-lived assets and identifiable intangible assets are reviewed for impairment in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If an asset is determined to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. As of December 31, 2004, no impairment losses have been identified.

N.	INTANGIBLE ASSETS

Intangible assets are stated at cost net of accumulated amortization. Intangible assets are being amortized over their useful life using the straight-line method.

O.	GOODWILL

Goodwill represents the excess of the cost of acquired businesses over the net fair values of the assets acquired and liabilities assumed. Goodwill that arose from acquisitions prior to July 1, 2001, was amortized until December 31, 2001 on a straight-line basis over 10 – 20 years. Under SFAS No. 142, effective as of January 1, 2002, goodwill is no longer amortized, but is instead tested for impairment at least annually (or more frequently if impairments indicators arise).

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SFAS 142 prescribes a two phase process for impairment testing of goodwill. The first phase screens for impairment, while the second phase (if necessary) measures impairment.

In the first phase of impairment testing, goodwill attributable to each of the reporting units is tested for impairment by comparing the fair value of each reporting unit with its carrying value. If the carrying value of the reporting unit exceeds its fair value, the second phase is then performed. The second phase of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Fair value of a reporting unit is determined using discounted cash flows. Significant estimates used in the methodology include estimates of future cash flows, future short-term and long-term growth rates and weighted average cost of capital for each of the reporting units.

As of December 31, 2004, no impairment losses have been identified.

P.	SEVERANCE PAY

Under Israeli law and employment agreements, the Group’s companies in Israel are required to make severance payments and, in certain situations, pay pensions to terminated employees. The calculation is based on the employee’s latest salary and the period of his/her employment. The companies’ obligation for severance pay and pension is provided by monthly deposits with insurance companies, pension funds and by an accrual.

The value of severance pay funds is presented in the balance sheet and includes profits accumulated to balance sheet date. The amounts deposited may be withdrawn only after fulfillment of the obligations pursuant to Israeli severance pay law or labor agreements. The values of the deposited funds are based on the cash surrendered value of these funds and include immaterial profits.

Severance pay expenses for the years ended December 31, 2004, 2003 and 2002, amounted to approximately $15,574, $11,491 and $10,138, respectively.

Q.	REVENUE RECOGNITION

The Group generates revenues from long-term contracts involving the design, development, manufacture and integration of defense systems and products and providing support and services for such systems and products.

Revenues from long-term contracts are recognized based on Statement of Position 81-1 “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (“SOP 81-1”) according to which revenues are recognized on the percentage of completion basis.

Sales under long-term fixed-price contracts which provide for a substantial level of development efforts in relation to total contract efforts are recorded using the cost-to-cost method of accounting as the basis to measure progress toward completing the contract and recognizing revenues. According to this method, sales and profits are recorded based on the ratio of costs incurred to estimated total costs at completion. In certain circumstances, when measuring progress toward completion, the Company considers other factors, such as achievement of performance milestones.

Sales and anticipated profit under long-term fixed-price production type contracts are recorded on a percentage of completion basis, using the units-of-delivery as the basis to measure progress toward completing the contract and recognizing revenues.

Sales and anticipated profit under long-term fixed-price contracts that involve both development and production are recorded on a percentage of completion basis, using the cost-to-cost method and

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units-of-delivery method as applicable. In certain circumstances, when measuring progress toward completion under the development portion of the contract, the Company considers other factors, such as achievement of performance milestones.

Estimated contract profit is included in earnings in proportion to recorded sales.

The percentage-of-completion method of accounting requires management to estimate the cost and gross profit margin for each individual contract. Estimated gross profit or loss from long-term contracts may change due to changes in estimates resulting from differences between actual performance and original estimated forecasts. Such changes in estimated gross profit are recorded in results of operations when they are reasonably determinable by management, on a cumulative catch-up basis. Anticipated losses on contracts are charged to earnings when determined to be probable.

Sales under cost-reimbursement-type contracts are recorded as costs are incurred. Applicable estimated profits are included in earnings in the proportion that incurred costs bear to total estimated costs.

Amounts representing contract change orders, claims or other items are included in sales only when they can be reliably estimated and realization is probable. Penalties and awards applicable to performance on contracts are considered in estimating sales and profit rates and are recorded when there is sufficient information to assess anticipated contract performance.

The Group believes that the use of the percentage of completion method is appropriate as the Group has the ability to make reasonably dependable estimates of the extent of progress towards completion, contract revenues and contract costs. In addition, contracts executed include provisions that clearly specify the enforceable rights regarding services to be provided and received by the parties to the contracts, the consideration to be exchanged and the manner and terms of settlement. In all cases the Group expects to perform its contractual obligations and its customers are expected to satisfy their obligations under the contract.

In cases where the contract involves the delivery of products and performance of services, the Group follows the guidelines specified in EITF 00-21, “Revenue Arrangements with Multiple Deliverables” in order to allocate the contract fees between the products accounted for under SOP 81-1 and the services accounted for under SAB 104. The services are recognized throughout the service period.

In certain circumstances, sales under short-term fixed-price production type contracts are accounted for in accordance with SAB No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”), and recognized when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price to the buyer is fixed or determinable, no further obligation exists and collectability is reasonably assured.

As for research and development costs accounted for as contract costs refer to Note 2(T).

R.	PRE-CONTRACT COSTS

Pre-contract costs are deferred and included in inventory, only when such costs can be directly associated with a specific anticipated contract and if their recoverability from the specific contract is probable according to the guidelines of SOP 81-1.

S.	WARRANTY

The Group estimates the costs that may be incurred under its basic warranty and records a liability in the amount of such costs at the time revenue is recognized as part of contract costs. The specific terms and conditions of those warranties vary depending upon the product sold, the country in which the Group does

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U. S. dollars (In thousands)

business, etc. In addition, the Company estimates the costs to be incurred in connection with basic design and system operating difficulties arising subsequent to delivery and acceptance by the customers and records a liability for such costs as part of contract costs. Factors that affect the Group’s warranty liability include the number of delivered products, the warranty period, engineering estimates and anticipated rates of warranty claims. The Group periodically assesses the adequacy of its recorded warranty liability and adjusts the amount as necessary.

Changes in the Group’s provision for warranty during the year are as follows:

	2004	2003
Balance, at January 1	$36,653	$37,800
Warranties issued during the year	17,907	13,301
Warranties forfeited or exercised during the year	(20,527)	(14,448)

Balance, at December 31	$34,033	$36,653

T.	RESEARCH AND DEVELOPMENT COSTS

Research and development costs, net of participations, are charged to operations as incurred. Group sponsored research and development costs primarily include independent research and development and bid and proposal efforts.

Under certain arrangements in which a customer participates in product development costs, the Group’s portion of such unreimbursed costs is expensed as incurred. Customer-sponsored research and development costs incurred pursuant to contracts are accounted for as part of the contract costs.

Certain Group companies in Israel receive grants (mainly royalty-bearing) from the Government of Israel and from other sources for the purpose of funding approved research and development projects. These grants are recognized as a deduction from research and development costs at the time the applicable company is entitled to such grants on the basis of the research and development costs incurred.

U.	INCOME TAXES

The Group accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. This Statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Group provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

V.	CONCENTRATION OF CREDIT RISKS

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of cash and cash equivalents, short and long-term deposits and trade receivables.

The majority of the Group’s cash and cash equivalents and deposits are invested in dollar instruments with major banks in Israel and in the U.S. Management believes that the financial institutions that hold the Group investments are financially sound, and accordingly, minimal credit risk exists with respect to these investments.

The Group’s trade receivables are derived primarily from sales to large and stable customers and governments located mainly in Israel, the United States and Europe. The Group performs ongoing credit evaluations of its customers and to date, has not experienced any unexpected material losses except for a

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U. S. dollars (In thousands)

one time loss in 2002 of approximately $4,600 due to the insolvency of one of the Group’s customers. An allowance for doubtful accounts is determined with respect to those amounts that the Group has determined to be doubtful of collection.

W.	DERIVATIVE FINANCIAL INSTRUMENTS

Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), requires companies to recognize all of its derivative instruments as either assets or liabilities in the statement of financial position at fair value. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation.

For derivative instruments that are designated and qualify as a fair value hedge (i.e., hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk), the gain and loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in the same line item associated with the hedged item in current earnings during the period of the change in fair values. For derivative instruments that are designated and qualify as a cash flow hedge (i.e. hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings.

The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized as a financial expense in current earnings during the period of change.

For derivative instruments not designated as hedging instruments, the gain or loss is recognized as a financial expense in current earnings during the period of change.

As part of its hedging strategy, the Group enters into forward exchange contracts in order to protect the Group from the risk that the eventual dollar cash flows from the sale of products to international customers will be adversely affected by changes in the exchange rates.

As part of its cash flow hedging strategy the Group enters into forward exchange contracts to hedge forecasted salary expenses denominated in a currency other than the U.S. dollar.

As of December 31, 2004, the Group had forward contracts with a notional amount of approximately $30,900 to purchase and sell foreign currencies ($20,800 in Euro, $5,400 in Great Britain Pounds (“GBP”) and $4,800 in other currencies). The Group also had options to hedge future cash flow denominated in GBP in the amount of $154,000. The forward contracts and the options mature in 2005.

The fair value of the foreign exchange contracts and the options as of December 31, 2004 is minimal.

X.	STOCK-BASED COMPENSATION

Up until January 1, 2004, the Company elected to follow Accounting Principles Board Opinion No. 25 (“APB 25”) “Accounting for Stock Issued to Employees” and FASB Interpretation No. 44 (“FIN 44”) “Accounting for Certain Transactions Involving Stock Compensation” in accounting for its employee stock option plans. Under APB 25, the Company accounted for stock option grants using the intrinsic value

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U. S. dollars (In thousands)

method whereby compensation expense is equal to the excess, if any, of the quoted market price of the stock over the exercise price at the grant date of the award or if applicable at a subsequent measurement date. The Company recognized the expense over the vesting period of the award on a straight-line basis. Phantom options were accounted for as variable awards and accordingly, compensation expenses were measured at the end of each reporting period and amortized on an accelerated basis over the remaining vesting period. (See Note 17).

Effective January 1, 2004, the Company adopted the fair value recognition provisions of SFAS No. 123. Under the modified prospective method of adoption selected by the Company under the provisions of SFAS No. 148, the recognition provisions are applied to all employee awards granted, modified, or settled after January 1, 2004, and to previously granted awards that were not fully vested on the date of adoption. Compensation cost is recorded over the vesting period on a straight-line basis.

The cumulative effect on the deferred taxes relating to stock based compensation resulting from the adoption of SFAS No. 123 amounted to a reduction of $152 and was recorded as a one time adjustment to additional paid-in capital.

If the Company had elected to adopt the fair value recognition provisions of SFAS No. 123 as of its original effective date, pro forma net income and pro forma basic diluted net income per share for the years ended December 31, 2002 and 2003 would be as follows:

	Year ended December 31,
	2004	2003	2002
Net income as reported	$52,993	$45,945	$45,113
Add—Stock based compensation expense (income), net of related tax effects as reported (intrinsic method in 2003 and 2002)	2,710	3,793	(741)
Deduct—Stock based compensation expense under fair value based method of SFAS 123 net of related of tax effects	(2,710)	(2,956)	(2,956)

Pro forma net income	$52,993	$46,782	$41,416

Net earnings per share:
Basic net earnings per share as reported	$1.33	$1.18	$1.17

Diluted net earnings per share as reported	$1.29	$1.14	$1.13

Pro forma basic net earnings per share	$1.33	$1.20	$1.08

Pro forma diluted net earnings per share	$1.29	$1.16	$1.04

The fair value for these options was estimated using a Black-Scholes option pricing model with the following weighted average assumptions:

	2004	2003	2002
Divided yield	2.20%	2.19%	1.99%
Expected volatility	26.7%	19.03%	21.9%
Risk-free interest rate	4%	1.20%	1.34%
Expected life	4 years	6 years	6 years

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U. S. dollars (In thousands)

Y.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount reported in the balance sheet for cash and cash equivalents, short-term bank deposits, trade receivables, short-term bank credit and loans and trade payables approximate their fair values due to the short-term maturities of such instruments.

The carrying amount of the available for sale marketable securities is recorded according to its fair market value, as determined by quoted market prices on stock exchange.

Long-term loans are estimated by discounting the future cash flows using current interest rates for loans of similar terms and maturities. The carrying amount of the long-term loans approximates their fair value.

The fair value of foreign currency contracts (used for hedging purposes) is estimated by obtaining current quotes from investment bankers.

It was not practicable to estimate the fair value of the Group’s investments in shares of non-public companies that are accounted for under the cost and equity method because of the lack of a quoted market price and the inability to obtain valuation of each company without incurring excessive costs. The carrying amounts of these companies as of December 31, 2003 and 2004 were $38,223 and $44,869, respectively, and represent the original cost of acquisition, and in the case of affiliates also the Company’s equity in the earnings/losses of the affiliates and its share in the changes of the affiliates’ equity since the dates of acquisition.

Z.	BASIC AND DILUTED NET EARNINGS PER SHARE

Basic net earnings per share are computed based on the weighted average number of ordinary shares outstanding during each year. Diluted net earnings per share is computed based on the weighted average number of ordinary shares outstanding during each year, plus dilutive potential ordinary shares considered outstanding during the year. Outstanding stock options are excluded from the calculation of the diluted net earnings per ordinary share when such securities are anti-dilutive. In all the years presented no stock options were excluded.

AA.	IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

(1).	In February 2004, the FASB issued EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-1”). This EITF was issued to determine the meaning of other-than-temporary impairment and its application to investments in debt and equity securities within the scope of SFAS 115. EITF 03-1 also applies to investments in equity securities that are both outside SFAS 115’s scope and are not accounted for by the equity method, which are defined as “cost method investments”. The impairment measurement and recognition guidance prescribed in EITF 03-1 is delayed until the final issuance of FSP EITF 03-01-a. The disclosure requirements for investments accounted for under SFAS 115 are effective for annual reporting periods ending after June 15, 2003 and for costs method investments for annual reporting periods ending after June 15, 2004. The Company does not expect that the adoption of the provisions of EITF 03-1 will have a material effect on its financial position or results of operations.

(2).

In November 2004, the FASB issued Statement of Financial Accounting Standard No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” (“SFAS 151”). SFAS 151 amends Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on normal capacity of the production facilities. SFAS 151 is effective for inventory costs

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incurred during fiscal years beginning after June 15, 2005. The Company does not expect that the adoption of SFAS 151 will have a material effect on its financial position or results of operations.

(3).	On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004) (“123(R)”), “Share-Based Payment”, which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation”. Statement 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends FASB Statement No. 95, “Statement of Cash Flows”. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Statement 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. The Company expects to adopt Statement 123(R) on July 1, 2005. Since, as noted in Note 2(AA) below, the Company adopted, effective January 1, 2004, the fair-value-based method of accounting for share-based payments, the adoption of Statement 123(R) is not expected to have a material impact on the Company’s results of operation or its financial position.

Statement 123(R) permits public companies to adopt its requirements using one of two methods:

•	A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123(R) for all awards granted to employees prior to the effective date of Statement 123(R) that remains unvested on the effective date.

•	A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

The Company plans to adopt Statement No. 123(R) using the modified prospective method.

The Company adopted the fair-value-based method of accounting for share-based payments effective January 1, 2004 using the “modified prospective method” described in FASB Statement No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”. Currently, the Company uses the Black-Scholes-Merton formula to estimate the value of stock options granted to employees and expects to continue to use this acceptable option valuation model upon the required adoption of Statement 123(R) on July 1, 2005. The Company does not anticipate that adoption of Statement 123(R) will have a material impact on its results of operations or its financial position. However, Statement 123(R) also requires that the benefits of tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after the effective date. While the Company cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such excess tax deductions was $1,179, $758, and $648 in 2004, 2003 and 2002, respectively.

AB.	RECLASSIFICATIONS

Certain financial statement data for prior years has been reclassified to conform to current year financial statement presentation.

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Note 3—TRADE RECEIVABLES, NET

Trade receivables

	December 31,
	2004	2003
Open accounts (*)	$181,995	$170,287
Unbilled receivables	35,885	36,855
Less—allowance for doubtful accounts	(3,064)	(3,861)

	$214,816	$203,281

(*) Includes affiliated companies	$10,823	$6,668

Note 4—OTHER RECEIVABLES AND PREPAID EXPENSES

	December 31,
	2004	2003
Deferred income taxes	$20,603	$21,908
Prepaid expenses	17,914	14,310
Government institutions	5,719	5,826
Employees	1,204	513
Others	6,895	5,806

	$52,335	$48,363

Note 5—INVENTORIES, NET OF ADVANCES

	December 31,
	2004	2003
Cost incurred on long-term contracts in progress	$254,009	$254,910
Raw materials	71,813	78,504
Advances to suppliers and subcontractors	21,164	20,137

	346,986	353,551
Less—
Cost incurred on contracts in progress deducted from customer advances	14,533	14,581

	332,453	338,970
Less—
Advances received from customers (*)	75,776	77,482
Provision for losses	7,636	12,263

	$249,041	$249,225

The Company has transferred legal title of inventories to certain customers as collateral for advances received.

(*)	Advances are allocated to the relevant inventories on a per-project basis. In cases (projects) where the advances are in excess of the inventories, the net amount is presented as a liability. In cases where the inventories are in excess of advances received, the net amount is presented as an asset.

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Note 6—INVESTMENTS IN AFFILIATED COMPANIES, PARTNERSHIP AND OTHER COMPANIES

A.	Investments in companies accounted for under the equity method:

	December 31,
	2004	2003
SCD(1)	$19,186	$17,347
VSI(2)	6,966	6,149
RedC(5)	3,100	—
Opgal(3)	2,873	2,390
Others(4)	999	592

	$33,124	$26,478

(1)	Semi Conductor Devices (“SCD”) is an Israeli partnership, held 50% by the Company and 50% by Rafael Armaments Development Authority Ltd. (“Rafael”). SCD is engaged in the development and production of various thermal detectors and laser diodes. SCD is jointly controlled and therefore is not consolidated in the Company’s financial statements.

(2)	Vision Systems International LLC (“VSI”) based in San Jose, is a California limited liability company that is held 50% by EFW and 50% by a subsidiary of Rockwell Collins Inc. VSI operates in the area of helmet mounted display systems for fixed wing military and paramilitary aircraft. VSI is jointly controlled and therefore is not consolidated in the Company’s financial statements.

(3)	Opgal Optronics Industries Ltd. (“Opgal”) is an Israeli company owned 50.1% by the Company and 49.9% by a subsidiary of Rafael. Opgal focuses mainly on commercial applications of thermal imaging and electro-optic technologies. The Company jointly controls Opgal with Rafael, and therefore Opgal is not consolidated in the Company’s financial statements.

(4)	Mediguide Inc. (“Mediguide”) and its Israeli subsidiary, Mediguide Ltd., were established in 2000 as a spin-off from the Company. The share capital of Mediguide consists of Common shares and Preferred A, B, C and D shares. The Common shares and the Preferred shares, both have voting rights. The Company holds all of the Common shares of Mediguide which constitute approximately 55% (43% on a fully diluted basis) of the voting rights of Mediguide. During 2001 – 2004, Mediguide issued Preferred shares to other investors in consideration for approximately $34,355. The Preferred shares issued entitle the other investors to preference rights senior to all other classes of shares previously issued by Mediguide in a liquidation or a deemed liquidation event. Therefore, the Company did not record any gain as a result of the above transaction. In addition, the Preferred shares entitle their holders to certain participating rights. Accordingly, based on the guidance in EITF 96-16, the Company does not consolidate Mediguide. The carrying value of the investment in Mediguide is zero.

(5)	RedC Optical Networks Inc. (“RedC”), a company registered in Delaware, is engaged in the multi-focal optic communications sector and as of December 31, 2003 was held 36.5% by El-Op. RedC designs develops and manufactures optical amplifiers for dense wave-length multiplexing optical networks for telecommunications. In the year ended December 31, 2002, the Company recorded a provision for loss on its investment in RedC of $2,500. This provision has been presented in the Consolidated Statements of Income under “Equity in net earnings of affiliated companies and partnership”.

In November 2004, El-Op acquired all of the outstanding voting Preferred A shares of RedC from MRV Communications Inc. for a consideration of $2,000, in accordance with El-Op’s right of first

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

refusal based on the Preferred A shares investment agreement. Prior to the acquisition, El-Op held 57% of the Ordinary shares of RedC which reflected 36.5% of its voting rights. Following the acquisition, El-Op held 57% of the Ordinary shares and 100% of the Preferred A shares, which reflected 72.5% of RedC’s voting rights.

In December 2004, El-Op signed a Transfer Agreement for selling all of it’s holdings in RedC, including the Ordinary shares and Preferred A shares, in consideration for $3,100, which was paid in cash on the closing date in January 2005. The closing was subject to certain conditions, which were all met by January 21, 2005.

El-Op allocated the purchase price to the fair value of the assets acquired and liabilities assumed.

Such allocation resulted in negative goodwill amounting to approximately $1,100. Since RedC had no assets which could be reduced by the negative goodwill, according to the provisions of FAS 141, this goodwill was recorded as other income in the financial statements.

(6)	The summarized aggregate financial information of companies accounted for under the equity method is as follows:

Balance Sheet Information:

	December 31,
	2004	2003
Current assets	$124,352	$105,457
Non-current assets	21,646	15,799

Total assets	145,998	121,256

Current liabilities	68,655	59,076
Non-current liabilities	3,868	4,584
Shareholders’ equity	73,475	57,596

	$145,998	$121,256

Income Statement Information:

	Year ended December 31,
	2004	2003	2002
Revenues	$213,680	$183,426	$138,493
Gross profit	55, 285	45,616	36,278
Net income	15,195	13,976	6,904

(7)	See Note 16(F) for guarantees.

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

B.	Investments in companies accounted for under the cost method

	December 31,
	2004	2003
Sultam(1)	$3,500	$3,500
ISI(2)	7,230	7,230
AAI(3)	1,000	1,000
Others	15	15

	$11,745	$11,745

(1)	Sultam Systems Ltd. (“Sultam”), held 10%, is an Israeli company engaged in the development and manufacturing of military systems in the artillery sector.

(2)	ImageSat International N.V. (“ISI”), held 14% (10% on a fully diluted basis), is engaged in the operation of satellite photography formations and commercial delivery of satellite photography for civil purposes.

(3)	AeroAstro Inc. (“AAI”)—In January 2003, the Company purchased 8.33% (on a fully diluted basis) of the common stock of AAI, a Delaware corporation in consideration for $1,000. AAI is engaged in innovative micro and nanospacecraft applications. AAI manufactures low-cost satellite systems and components, used in its own spacecraft and for spacecraft development in and outside the U.S.

Note 7—LONG–TERM BANK DEPOSITS AND TRADE RECEIVABLES

	December 31,
	2004	2003
Deposits with banks for loans granted to employees (*)	$1,603	$1,901
Long-term trade receivables	452	393
Other deposits with banks	47	53

	$2,102	$2,347

(*)	The deposits are linked to the Israeli CPI, bear annual interest of 4% and are presented net of current maturities of $534 (2003 – $633).

Note 8—PROPERTY, PLANT AND EQUIPMENT, NET

	December 31,
	2004	2003
Cost(1):
Land, buildings and leasehold improvements(2)	$151,285	$140,812
Instruments, machinery and equipment(3)	222,153	196,229
Office furniture and other	26,828	25,254
Motor vehicles	37,308	29,776

	437,574	392,071
Accumulated depreciation	(193,286)	(162,850)

Depreciated cost	$244,288	$229,221

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

Depreciation expenses for the years ended December 31, 2004, 2003 and 2002 amounted to $35,001, $30,775 and $26,525, respectively.

(1)	Net of investment grants received (mainly for instruments, machinery and equipment) in the amounts of approximately $29,800 as of both December 31, 2004 and 2003.

(2)	Includes, rights in approximately 9,225 square meters of land in Tirat Hacarmel, Israel. The land is leased from the Israel Land Administration until the years 2014 to 2024 with a renewal option for additional periods of up to 49 years. The Company’s rights in the land have not yet been registered in its name.

Includes, rights in approximately 10,633 square meters of land in Rehovot, Israel. The land is leased from the Israel Land Administration until the year of 2043 with a renewal option for additional periods of up to 49 years. The Company’s rights in the land have not yet been registered in its name.

(3)	Includes equipment produced by the Group for its own use in the aggregate amount of $69,146 and $59,318 as of December 31, 2004 and 2003, respectively.

(4)	As for pledges of assets—see Note 16(I).

Note 9—INTANGIBLE ASSETS, NET

A.

	Weighted average number of years of amortization	December 31,
		2004	2003
Original cost:
Technology(1)	15	$85,413	$82,449
Trade marks(2)	17	8,000	8,000
Goodwill(3)		37,884	37,613

		131,297	128,062

Accumulated amortization:
Technology		28,365	21,555
Trade marks		1,908	1,458
Goodwill		5,037	5,037

		35,310	28,050

Amortized cost		$95,987	$100,012

(1)	The technology acquired consists of four major items as follows:

In 2000, the Company completed a merger with El-Op. A portion of the purchase price was allocated to technology ($45,000), based on an independent appraisal. The technology acquired in the merger with El-Op comprises various technologies relating to:

a.	Diode pumped and other advanced solid-state lasers incorporating add-on eye-safety options.

b.	Detectors for thermal imaging devices, including 2-D arrays for second and third generation forward looking infrared sensors.

c.	Line of sight command, control and stabilization systems employing computerized digital controllers.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

d.	Sophisticated image and signal processing, utilizing the modern equipment and software.

e.	High precision mechanical and optical component design and manufacturing for the visible, ultraviolet and infrared–spectra, including special and exotic materials, diffractive and planar optics, space borne lightweight optics and multi-layer coatings.

f.	Aviation instruments such as precision altimeters and air speedometer.

In 2000, EFW acquired from Honeywell Inc., Honeywell’s business relating to head-up displays and tracking systems for pilot helmets. An amount of $9,300 was allocated to the acquired technology based on its estimated fair value as prepared by the Company.

In 2001 and 2002, the Company acquired a Brazilian company which serves as a center for the production and logistic support of defense electronics programs in Brazil. An amount of $5,500 was allocated to technology related to the maintenance and support of avionic equipment.

In 2002, the Company acquired the business of the Defense Systems Division of Elron Telesoft as detailed in Note 1(C) above in consideration for $5,700. An amount of $5,100 was allocated to the technology related to the government information technology control systems software developed by Elron Telesoft.

(2)	Includes trade marks acquired in the merger with El-Op in 2000.

(3)	Includes mainly goodwill resulting from the merger with El-Op ($34,200) in 2000 and goodwill acquired from Honeywell Inc. ($1,800) in 2000. Until January 1, 2002, goodwill was amortized at an annual rate of 5% – 10%. The change in goodwill results from an acquisition of the business of CIC (See Note 1(F) above).

B.	Amortization expenses amounted to $7,260, $7,222 and $6,412 for the years ended December 31, 2004, 2003 and 2002, respectively.

C.	The annual amortization expense relating to intangible assets existing as of December 31, 2004 is estimated to be approximately as follows:

2005	$6,900
2006	5,600
2007	5,400
2008	5,200
2009	4,900
Thereafter	35,140

Total	$63,140

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

Note 10—SHORT-TERM BANK CREDIT AND LOANS

	December 31,
	2004	2003	2004	2003
	Interest Rate
Short-term bank loans:
In U.S. dollars	4.2-4.6%	3.3-4.75%	$3,967	$533
In Euro	—	3.5%	—	1,927

			3,967	2,460

Short-term bank credit:
In NIS unlinked	5.7-8.1%	7.2%	2,120	4,684
In U.S. dollars	4.4%	2.6%	2,505	1,365

			4,625	6,049

			$8,592	$8,509

Weighted Average Interest Rate	4.7%	5.4%

Note 11—OTHER PAYABLES AND ACCRUED EXPENSES

	December 31,
	2004	2003
Payroll and related expenses	$42,491	$33,382
Provision for vacation pay	26,936	25,280
Provision for income taxes, net of advances paid, and VAT	13,774	9,094
Provisions for royalties	17,845	16,149
Provision for warranty	34,033	36,653
Cost provision for unbilled services rendered to the Company and others(*)	34,623	37,262

	$169,702	$157,820

(*)	The other cost provision, primarily includes provisions for (1) estimated future costs in respect of potential contractual penalties and the probable loss from claims (legal or unasserted) in the ordinary course of business (e.g. damages caused by the items sold and claims as to the specific products ordered).

Note 12—CUSTOMERS ADVANCES AND AMOUNTS IN EXCESS OF COSTS INCURRED ON CONTRACTS IN PROGRESS

	December 31,
	2004	2003
Advances received	$180,738	$199,273
Less—
Advances presented under long-term liabilities	10,320	7,592
Advances deducted from inventories	75,776	77,482

	94,642	114,199
Less—
Costs incurred on contracts in progress	14,533	14,581

	$80,109	$99,618

As for guarantees and liens see Note 16(F).

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

Note 13—LONG-TERM LOANS

	Currency	Interest %	Years of maturity	December 31,
				2004	2003
Banks	U.S. dollars	Libor + 0.75%-1.25%	mainly 2-3	$83,469	$57,574
Banks	NIS—unlinked	Israeli Prime	—	—	3,599
Office of Chief Scientist	NIS—linked to the Israeli—CPI	4.4%	3	4,131	7,683
Other				290	—

				87,890	68,856
Less—current maturities				1,656	6,532

				$86,234	$62,324

The Libor rate as of December 31, 2004 was 2.56%.

The maturities of these loans after December 31, 2004 are as follows:

2005—current maturities	$1,656
2006	40,527
2007	42,550
2008	165
2009	170
2010 and thereafter	2,822

$87,890

See Note 16(G) for covenants.

Note 14—BENEFIT PLANS

EFW, the Company’s subsidiary in the U.S., has adopted for its employees in the U.S. benefits plans as follows:

Defined Benefit Retirement Plan

EFW has two defined benefit pension plans (the “Plans”) substantially covering its employees in the U.S. Monthly benefits are based on years of benefit service and annual compensation. Annual contributions to the Plans are determined using the unit credit actuarial cost method and are equal to or exceed the minimum required by law. Pension fund assets of the Plans are invested primarily in stock, bonds and cash by a financial institution, as the investment manager of the Plans’ assets.

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

The following table reconciles the benefit obligations, Plans assets, funded status and net asset (liability) information of the Plans:

	December 31,
	2004	2003
Benefit obligation at beginning of year	$34,965	$28,439
Service cost	3,000	2,480
Interest cost	2,191	1,921
Actuarial losses	2,307	2,825
Unrecognized transition obligation	1,056	—
Benefits repaid	(822)	(700)

Benefit obligation at end of year	42,697	34,965

Plans assets at beginning of year	21,196	15,558
Actual return on Plan assets	1,756	2,689
Contributions by employer	2,971	3,649
Benefits repaid	(822)	(700)

Plans assets at end of year	25,101	21,196

Funded status of Plans (underfunded)	(17,595)	(13,769)
Unrecognized prior service cost	(180)	(195)
Unrecognized transition obligation	1,056	—
Unrecognized net actuarial loss	11,447	9,395

Net amount recognized	$(5,272)	$(4,569)

Net asset (liability) consists of:
Accrued benefit liability	$(13,899)	$(11,011)
Intangible asset	895	51
Accumulated other comprehensive income	7,732	6,391

Net amount recognized	$(5,272)	$(4,569)

Weighted average assumptions:
Discount rate as of December 31,	6.00%	6.25%
Expected long-term rate of return on Plan’s assets	8.50%	9.00%
Rate of compensation increase	3.00%	3.00%

	Year ended December 31,
	2004	2003	2002
Components of net periodic pension cost:
Service cost	$3,000	$2,480	$2,067
Interest cost	2,191	1,921	1,678
Expected return on Plans’ assets	(1,951)	(1,573)	(1,597)
Amortization of prior service cost	(15)	(15)	28
Recognized net actuarial loss	451	339	—

Net periodic pension cost	$3,676	$3,152	$2,176

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

Defined Contribution Plan

The 401(k) savings plan (“401(k) plan”) is a defined contribution retirement plan that covers all eligible employees, as defined in section 401(k) of the U.S. Internal Revenue Code. EFW’s employees may elect to contribute a percentage of their annual gross compensation to the 401(k) plan. EFW may make discretionary matching contributions as determined by the subsidiary. Total expense under the 401(k) plan amounted to $1,744 for the year ended December 31, 2004 (2003 – $1,629, 2002 – $1,369).

Note 15—TAXES ON INCOME

A.	APPLICABLE TAX LAWS

(1)	Measurement of taxable income under Israel’s Income Tax (Inflationary Adjustments) Law, 1985:

Results for tax purposes for the Company and certain of its Israeli subsidiaries are measured and reflected in accordance with the change in the Israeli Consumer Price Index (“CPI”). As explained above in Note 2(B), the consolidated financial statements are presented in U.S. dollars. The differences between the change in the Israeli CPI and in the NIS/U.S. dollar exchange rate cause a difference between taxable income and the income before taxes reflected in the consolidated financial statements.

In accordance with paragraph 9(f) of SFAS No. 109, the Company has not provided deferred income taxes on the above differences resulting from changes in exchange rates and indexing for tax purposes.

(2)	Tax benefits under Israel’s Law for the Encouragement of Industry (Taxes), 1969:

The Company and certain subsidiaries in Israel (mainly El-Op and Cyclone Aviation Products Ltd.) are “Industrial Companies”, as defined by the Law for the Encouragement of Industry (Taxes), 1969, and as such, these companies are entitled to certain tax benefits, mainly amortization of costs relating to know-how and patents over eight years, accelerated depreciation and the right to deduct public issuance expenses for tax purposes.

(3)	Tax benefits under Israel’s Law for the Encouragement of Capital Investments, 1969:

Several expansion programs of the Company and certain of its Israeli subsidiaries (“the companies”) have been granted “Approved Enterprise” status under Israel’s Law for the Encouragement of Capital Investments, 1959. For some expansion programs, the companies have elected the grants track and for others they have elected the alternative tax benefits track, waiving grants in return for tax exemptions.

Accordingly, certain income of the companies, derived from the “Approved Enterprise” expansion programs is tax exempt for two-year to ten-year period and subject to reduced tax rates of 25% for a five-year to eight-year period commencing in the year in which the companies had taxable income (limited to twelve years from commencement of production or fourteen years from the date of approval, whichever is earlier). As of December 31, 2004, the tax benefits for these exiting expansion programs will expire within the period of 2005 to 2012.

The entitlement to the above benefits is subject to the companies fulfilling the conditions specified in the above referred law, regulations published hereunder and the letters of approval for the specific investments in “Approved Enterprises”. In the event of failure to comply with these conditions, the benefits may be canceled and the companies may be required to refund the amount of the benefits, in whole or in part, including interest. (For liens—see Note 16(J)). As of December 31, 2004, Management believes that the companies are meeting all conditions of the approvals.

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

As of December 31, 2004, retained earnings included approximately $116,500 in tax-exempt profits earned by the companies’ “Approved Enterprises”. If the retained tax-exempt income is distributed, it would be taxed at the corporate tax rate applicable to such profits as if the Company had not elected the alternative tax benefits track (currently – 25%) and an income tax liability would be incurred of approximately $29,100 as of December 31, 2004.

The companies’ boards of directors have decided that their policy is not to declare dividends out of such tax-exempt income. Accordingly, no deferred income taxes have been provided on income attributable to the companies’ “Approved Enterprises”.

In Israel, income from sources other than the “Approved Enterprise” during the benefit period will be subject to tax at the regular corporate tax rate of 35%.

Since the companies are operating under more than one approval, and since part of their taxable income is not entitled to tax benefits under the above mentioned law and is taxed at the regular tax rate of 35%, the effective tax rate is the result of a weighted combination of the various applicable rates and tax exemptions, and the computation is made for income derived from each approval on the basis of formulas specified in the law and in the approvals.

B.	NON-ISRAELI SUBSIDIARIES

Non-Israeli subsidiaries are taxed based on tax laws in their countries of residence (mainly in the U.S.).

C.	INCOME BEFORE TAXES ON INCOME

	Year ended December 31,
	2004	2003	2002
Income before taxes on income:
Domestic	$43,642	$38,423	$42,317
Foreign	16,985	11,090	11,977

	$60,627	$49,513	$54,294

D.	TAXES ON INCOME

	Year ended December 31,
	2004	2003	2002
Taxes on income:
Current taxes:
Domestic	$7,415	$12,346	$11,654
Foreign	7,651	718	6,114

	15,066	$13,064	$17,768

Deferred income taxes:
Domestic	709	(4,672)	(3,561)
Foreign	(556)	2,942	(2,059)

	153	(1,730)	(5,620)

Taxes in respect of prior years	—	—	(2,800	)(*)

	$15,219	$11,334	$9,348

(*)	A reduction of tax expenses due to adjustments of estimated tax provision pursuant to the completion of prior years’ tax assessments in respect of various Group companies with the tax authorities.

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

E.	DEFERRED INCOME TAXES

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of net deferred tax assets and liabilities are as follows:

	Total	Deferred Tax asset (liability)(1)
		Current	Non-current
As of December 31, 2004
Deferred tax assets:
Reserves and allowances	$12,797	$13,191	$(394)
Inventory	5,376	5,376	—
Net operating loss carryforwards	5,395	149	5,246

	23,568	18,716	4,852
Valuation allowance	(3,445)	—	(3,445)

Net deferred tax assets	20,123	18,716	1,407

Deferred tax liabilities:
Property, plant and equipment	(12,999)	—	(12,999)
Intangible assets	(10,285)	2,639	(12,924)
Available for sale securities	(752)	(752)	—

	(24,036)	1,887	(25,923)

Net deferred tax assets (liabilities)	$(3,913)	$20,603	$(24,516)

As of December 31, 2003
Deferred tax assets:
Reserves and allowances	$11,149	$11,187	$(38)
Inventory	7,952	7,952	—
Net operating loss carryforwards	6,606	439	6,167

	25,707	19,578	6,129
Valuation allowance	(3,879)	—	(3,879)

Net deferred tax assets	21,828	19,578	2,250

Deferred tax liabilities:
Property, plant and equipment	(12,769)	—	(12,769)
Intangible assets	(12,067)	2,330	(14,397)

	(24,836)	2,330	(27,166)

Net deferred tax assets (liabilities)	$(3,008)	$21,908	$(24,916)

(1)	The current tax asset is included in other receivables. Noncurrent tax liability is included as a long-term liability.

F.	As of December 31, 2004, the Group’s Israeli subsidiaries have estimated total available carryforward tax losses of approximately $16,700, and the Group’s non-Israeli subsidiaries have estimated available carryforward tax losses of approximately $7,300. These losses can be offset against future taxable profits for an indefinite period. Deferred tax assets in respect of the above carryforward losses amount to approximately $5,400 in respect of which a valuation allowance has been recorded in the amount of approximately $3,400.

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

G.	Reconciliation of the theoretical tax expense, assuming all income is taxed at the statutory rate applicable to income of the Group, and the actual tax expense as reported in the statements of operations, is as follows:

	Year ended December 31,
	2004	2003	2002
Income before taxes as reported in the consolidated statements of operations	$60,627	$49,513	$54,294
Statutory tax rate	35%	36%	36%

Theoretical tax expense	$21,219	$17,825	$19,546
Tax benefit arising from reduced rate as an “Approved Enterprise” and other tax benefits	(7,196)	(8,391)	(9,054)
Tax adjustment in respect of different tax rates for foreign subsidiaries	496	279	(461)
Operating carryforward losses for which valuation allowance was provided	(434)	126	2,189
Increase (decrease) in taxes resulting from nondeductible expenses	1,095	993	(263)
Difference in basis of measurement for financial reporting and tax return purposes	(210)	846	458
Taxes in respect of prior years	—	—	(2,800)
Other differences, net	248	(344)	(267)

Actual tax expenses	$15,219	$11,334	$9,348

Effective tax rate	25.1%	22.9%	17.2%

H.	AMENDMENT TO THE INCOME TAX ORDINANCE

On September 29, 2004, the Israeli Parliament approved the Amendment to the Income Tax Ordinance (No. 140 and Temporary Provision) (the “Amendment”) which reduces the corporate tax rate from 36% to 35% in 2004 and to a rate of 30% in 2007 progressively. The Amendment was signed and published in July 2004 and is therefore considered enacted in July 2004. The adoption of the Amendment did not have a significant effect on the Company’s financial statements.

Note 16—COMMITMENTS AND CONTINGENT LIABILITIES

A.	ROYALTY COMMITMENTS

1.	The Company and certain Israeli subsidiaries partially finance their research and development expenditures under programs sponsored by the OCS for the support of research and development activities conducted in Israel. At the time the participations were received, successful development of the related projects was not assured.

In exchange for participation in the programs by the OCS, the Company and the subsidiaries agreed to pay 2% – 5% of total sales of products developed within the framework of these programs. The royalties will be paid up to a maximum amount equaling 100% to 150% of the grants provided by the OCS, linked to the dollar and for grants received after January 1, 1999, also bearing annual interest at a rate based on LIBOR. The obligation to pay these royalties is contingent on actual sales of the products, and in the absence of such sales payment of royalties is not required.

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

In some cases, the Government of Israel participation (through the OCS) is subject to export sales or other conditions. The maximum amount of royalties is increased in the event of production outside of Israel.

The Company and certain of its subsidiaries may also be obligated to pay certain amounts to the Israeli Ministry of Defense and others on certain sales including sales resulting from the development of certain technologies.

Royalties expensed amounted to $5,802, $7,812 and $14,471 in 2004, 2003 and 2002, respectively.

2.	In September 2001, the OCS issued “Regulations for the Encouragement of Research and Development in Industry” (rules for determining the level and payment of royalties) (the “regulations”). The regulations allow large R&D intensive companies to reach certain agreements with the OCS regarding determination of the amount and payment schedule of royalties, subject to certain conditions.

If the Company elects to adopt the regulations, it will have to record a significant one-time expense resulting from accruing a liability for an absolute amount of royalties.

In May 2002, El-Op’s Board of Directors approved an arrangement, proposed by the OCS, according to which El-Op pays commencing in 2002, an agreed amount of $10,632 in exchange for a release from all obligations to pay royalties in the future. As a result, El-Op recorded an expense for the agreed amount net of the accrual for royalties previously recorded by El-Op in the amount of $9,801. This expense is included cost of revenues.

B.	COMMITMENTS IN RESPECT OF LONG-TERM PROJECTS

In connection with long-term projects in certain countries, the Company and certain subsidiaries undertook to use their respective best efforts to make or facilitate purchases or investments in those countries at certain percentages of the amount of the projects. The companies’ obligation to make or facilitate third parties making such investments and purchases is subject to commercial conditions in the local market, typically without a specific financial penalty. The maximum aggregate undertaking as of December 31, 2004 amounted to $673,000 to be performed over a period of up to 11 years. This amount is typically tied to a percentage (up to 100%) of the amount of a specific contract.

In the opinion of the Company’s Management, the actual amount of the investments and purchases is anticipated to be less than that mentioned above, since certain investments and purchases can result in reducing the overall undertaking on more than a one-to-one basis.

C.	LEGAL CLAIMS

The Company and its subsidiaries are involved in legal claims arising in the ordinary course of business, including claims by employees, consultants and others. Company’s Management, based on the opinion of its legal counsel, believes that the financial impact for the settlement of such claims in excess of the accruals recorded in the financial statements will not have a material adverse effect on the financial position or results of operations of the Group.

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

D.	LEASE COMMITMENTS

The future minimum lease commitments of the Group under various non-cancelable operating lease agreements in respect of premises, motor vehicles and office equipment are as of December 31, 2004 as follows:

2005	$6,655
2006	5,939
2007	4,547
2008	3,022
2009 and thereafter	13,060

$33,223

Rent expenses for the years ended December 31, 2004, 2003 and 2002 amounted to $6,842, $9,177, and $9,215, respectively.

E.	PUT OPTION

Three founding employees (the “Founders”), who collectively hold approximately 32.3% of the outstanding shares of Kinetics Ltd. (“Kinetics”), a 51%-owned Israeli subsidiary, have a put option to jointly sell all of their shares in Kinetics to the Company. Two private investors holding in the aggregate approximately 16.7% of Kinetics’ outstanding shares have “tag along” rights in the event the Founders exercise the put option.

The put option is exercisable from January 1, 2005 until December 31, 2005 at a price equal to the higher of the Founder’s pro-rata share (corresponding to the Founder’s shareholding percentage) of:

(1) The value of Kinetics as of the option exercise date as determined by a third party appraiser mutually acceptable to the Founders and to the Company. The appraiser will value Kinetics as if Kinetics had distributed as dividends net profits accumulated up to the option exercise date; or

(2) $12,077, reduced by 3% per annum, or pro-rata part thereof, for the period beginning on July 1, 2003 and ending on the option exercise date.

As of December 31, 2004, the fair value of the aforementioned option was immaterial.

F.	GUARANTEES

1.	Guarantees in the amount of approximately $380,000 were issued by banks on behalf of Group companies in order to secure certain advances from customers and performance bonds.

2.	The Company has provided, on a proportional basis to its ownership interest, guarantees for two of its investees in respect of credit lines granted to them from banks amounting to $12,000 (2003 – $13,900), of which $11,500 (2003 – $13,400) relates to a 50%-owned foreign investee. The guarantees will exist as long as the credit lines are in effect. The Company would be liable under the guarantee for any debt for which the investee would be in default under the terms of the credit line.

G.	COVENANTS

In connection with bank credits and loans, including performance guarantees issued by banks and bank guarantees in order to secure certain advances from customers, the Company and certain subsidiaries are obligated to meet certain financial covenants. Such covenants include requirements for shareholders’ equity, current ratio, operating profit margin, tangible net worth, EBITDA, interest coverage ratio and total leverage. As of December 31, 2004 the Company and its subsidiaries were in full compliance with all covenants.

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

H.	CONTRACTUAL OBLIGATIONS

Substantially all of the purchase commitments relate to obligations under purchase orders and subcontracts entered into by the Company. These purchase orders and subcontracts are typically in a standard format proposed by the Company, with the subcontracts and purchase orders also reflecting provisions from the Company’s applicable prime contract that are appropriate to flow down to subcontractors and vendors. The terms typically included in these purchase orders and subcontracts are consistent with Uniform Commercial Code provisions in the United States for sales of goods, as well as with specific terms called for by its customers in international contracts. These terms include the Company’s right to terminate the purchase order or subcontract in the event of the vendors’ or subcontractors’ default, as well as the Company’s right to terminate the order or subcontract for the Company’s convenience (or if the Company’s prime contractor has so terminated the prime contract). Such purchase orders and subcontracts typically are not subject to variable price provisions. As of December 31, 2004 and 2003 the purchase commitments were $345,000 and $348,400 respectively.

I.	In order to secure bank loans and bank guarantees in the amount of $10,019 as of December 31, 2004, certain Group companies recorded fixed charges on most of their machinery and equipment, mortgages on most of their real estate and floating charges on most of their assets.

J.	A lien on the Group’s Approved Enterprises has been registered in favor of the State of Israel. Grants received in respect of projects which have not yet been approved amount to approximately $220 (see Note 15 (A) (3) above).

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands, except share and per share data)

Note 17—SHAREHOLDER’S EQUITY

A.	SHARE CAPITAL

Ordinary shares confer upon their holders voting rights, the right to receive dividends and the right to share in equity upon liquidation of the Company.

B.	2000 EMPLOYEE STOCK OPTION PLAN

In 2000, the Company adopted an employee stock option plan for employees comprising options to purchase up to 2,500,000 ordinary shares. The exercise price approximates the market price of the shares at the grant date. The plan includes an additional 2,500,000 options to be issued as “phantom” share options that grant the option holders a number of shares reflecting the benefit component of the options exercised, as calculated at the exercise date, in consideration for their par value only. Options vest over a period of one to four years from the date of grant and expire no later than six years from the date of grant.

Any options which are canceled or forfeited before expiration become available for future grants. As of December 31, 2004, 453,794 options of the Company were still available for future grants.

C.	“PHANTOM” SHARE OPTIONS

Until January 1, 2004, the Company applied the provision of APB No. 25, under which the phantom share options were considered to be part a variable awards as defined in APB No. 25, and accordingly the compensation cost of the options was measured at the end of each reporting period and amortized by the accelerated method over the remaining vesting period. Starting January 1, 2004, the Company accounts for its stock based compensation awards under the fair value based method.

D.	A summary of the Company’s share option activity under the plans is as follows:

	2004		2003		2002
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding—beginning of the year	3,735,602	$12.30	4,511,724	$12.26	5,107,634	$11.93
Granted	130,500	15.67	13,000	14.91	27,000	14.92
Exercised	(1,666,774)	12.12	(757,947)	12.13	(558,901)	9.45
Forfeited	(69,071)	12.10	(31,175)	12.29	(64,009)	11.33

Outstanding—end of the year	2,130,257	$12.60	3,735,602	$12.30	4,511,724	$12.26

Options exercisable at the end of the year	1,950,903	$12.36	2,547,196	$12.23	2,287,790	$12.18

E.	The options outstanding as of December 31, 2004, have been separated into ranges of exercise prices, as follows:

	Options outstanding			Options exercisable
Exercise price	Number outstanding as of December 31, 2004	Weighted average remaining contractual life (years)	Weighted average exercise price per share	Number outstanding as of December 31, 2004	Weighted average exercise price per share
$10.61-$12.16	1,500	0.82	$12.16	1,500	$12.16
$12.18-$18.99	1,050,427	2.17	12.60	960,750	12.36
$12.18-$18.99(*)	1,078,330	2.23	12.59	988,563	12.35

	2,130,257	2.20	$12.60	1,950,903	$12.36

(*)	Phantom share options.

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands, except share and per share data)

Compensation expense (income) amounted to $3,387, $4,741 and $(926) were recognized during the years ended December 31, 2004, 2003 and 2002, respectively. All the compensation expenses (income) in the years 2002 and 2003 were related to the Phantom share options under the stock option plan. The expenses in 2004 were recorded based on SFAS No. 123 and SFAS No. 148 according to the modified prospective method. The expenses (income) were recorded as follows:

	Year ended December 31,
	2004	2003	2002
Cost of revenues	$1,863	$2,608	$(509)
R&D and marketing expenses	677	948	(185)
General and administration expenses	847	1,185	(232)

	$3,387	$4,741	$(926)

F.	The weighted average exercise price and fair value of options granted during the years ended December 31, 2004, 2003 and 2002 were:

	Less than market price
	Year ended December 31,
	2004	2003	2002
Weighted average exercise price	$15.67	$14.91	$14.92
Weighted average fair values on grant date	$6.62	$4.63	$4.31

G.	Computation of basic and diluted net earnings per share:

	Year ended December 31, 2004			Year ended December 31, 2003			Year ended December 31, 2002
	Net income to shareholders of Ordinary shares	Weighted averaged number of shares (*)	Per share amount	Net income to shareholders of ordinary shares	Weighted averaged number of shares (*)	Per share amount	Net income to shareholders of ordinary shares	Weighted averaged number of shares (*)	Per share amount
Basic net earnings	$52,993	39,952	$1.33	$45,945	39,061	$1.18	$45,113	38,489	$1.17

Effect of dilutive securities:
Employee stock options	—	1,089		—	1,169		—	1,374

Diluted net earnings	$52,993	41,041	$1.29	$45,945	40,230	$1.14	$45,113	39,863	$1.13

*	In thousands

H.	TREASURY SHARES

The Company’s shares held by the Company and its subsidiaries are presented at cost and deducted from shareholder’s equity.

I.	DIVIDEND POLICY

Dividends declared by the Company are paid subject to statutory limitations. The Company’s board of directors has determined not to declare dividends out of tax exempt earnings.

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

Note 18—MAJOR CUSTOMER AND GEOGRAPHIC INFORMATION

The Group applies Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information”, (“SFAS No. 131”). The Group operates in one reportable segment (see Note 1 for a brief description of the Group’s business).

A.	Revenues are attributed to geographic areas based on location of the end customers as follows:

	Year ended December 31,
	2004	2003	2002
Europe	$124,130	$109,409	$144,862
U.S.	348,509	332,323	267,686
Israel	241,601	255,742	225,674
Others	225,685	200,506	189,234

	$939,925	$897,980	$827,456

B.	Revenues are generated by the following product lines:

	Year ended December 31,
	2004	2003	2002
Airborne systems	$367,927	$373,580	$372,756
Land vehicles systems	199,224	199,800	135,700
Command, control, communications, computers, intelligence, surveillance and reconnaissance systems (C4ISR)	108,925	133,900	122,700
Electro-optical systems	200,322	140,500	148,200
Others	63,527	50,200	48,100

	$939,925	$897,980	$827,456

C.	Revenues from single customers, which exceed 10% of total revenues in the reported years:

	Year ended December 31,
	2004	2003	2002
IMOD	17%	21%	20%
U.S. Government	10%	*	*

*	Less than 10%

D.	Long-lived assets by geographic areas:

	Year ended December 31,
	2004	2003	2002
Israel	$237,887	$229,396	$211,256
U.S.	84,701	81,261	83,814
Others	17,687	18,576	13,660

	$340,275	$329,233	$308,730

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

Note 19—RESEARCH AND DEVELOPMENT COSTS, NET

	Year ended December 31,
	2004	2003	2002
Total expenses	$86,368	$65,487	$62,560
Less—participations	(19,522)	(10,568)	(5,550)

	$66,846	$54,919	$57,010

Note 20—FINANCIAL EXPENSES, NET

	Year ended December 31,
	2004	2003	2002
Expenses:
On long-term bank debt	$(1,544)	$(2,215)	$(2,765)
On short-term bank credit and loans	(2,309)	(2,182)	(2,435)
Others	(3,181)	(3,905)	(1,899)

	$(7,034)	(8,302)	(7,099)

Income:
Interest on cash, cash equivalents and bank deposits	628	309	1,547
Others	1,115	4,397	1,063

	1,743	4,706	2,610

Gain (loss) from exchange rate differences	(561)	(1,274)	1,454

	$(5,852)	$(4,870)	$(3,035)

Note 21—RELATED PARTIES TRANSACTIONS AND BALANCES

	Year ended December 31,
	2004	2003	2002
Income—
Sales to affiliated companies (*)	$56,346	$34,674	$37,924
Participation in expenses	$2,594	$1,773	$902

Cost and expenses—
Supplies and services from affiliated companies (**)	$16,338	$21,606	$10,457
Participation in expenses	$627	$1,751	$1,498
Financial expenses	$3	$23	$110

	December 31,
	2004	2003
Trade receivables and other receivables (*)	$13,214	$6,668
Trade payables (**)	$5,445	$4,975

The purchases from our related parties are made at prices and on terms equivalent to those used in transacting business with unrelated parties under similar conditions. The sales to our related parties in respect with government defense contracts are made on the basis of costs incurred.

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

(*)	The significant sales include sales of helmet mounted cueing systems purchased from the Company by VSI.

(**)	Includes electro-optics components and sensors purchased by the Company from SCD and electro-optics products purchased by the Company from Opgal.

Note 22—RECONCILIATION TO ISRAELI GAAP

As described in Note 1, the Company prepares its financial statements in accordance with U.S. GAAP. The effects of the differences between U.S. GAAP and generally accepted accounting principles in Israel (“Israeli GAAP”) on the Company’s financial statements are detailed below.

A building purchased from Elbit Ltd.

According to Israeli GAAP, the Company charged to additional paid-in capital reserves the excess of the amount paid over net book value of a building acquired from Elbit Ltd. in 1999. According to U.S. GAAP, the entire amount paid is considered as the cost of the building acquired.

Proportional consolidation method

According to Israeli GAAP, a jointly controlled company should be included according to the proportional consolidation method. According to U.S. GAAP, the investment in such a company is recorded according to the equity method.

Tax benefit in respect of options exercised

According to Israeli GAAP, tax benefits from employee options exercised are recorded as a reduction of tax expense. According to U.S. GAAP, the difference between the above mentioned tax benefits and the benefits recorded in respect of compensation expense in the financial statements are credited to additional paid-in capital.

Goodwill

Effective January 1, 2002, the Company adopted SFAS 142, “Goodwill and Other Intangible Assets” according to which goodwill and intangible assets with indefinite lives are no longer amortized periodically but are reviewed annually for impairment (or more frequently if impairment indicators arise). According to Israeli GAAP, all intangibles, including goodwill should be amortized.

Investment in marketable securities—Tadiran

Pursuant to SFAS 115, marketable securities which are available-for-sale are presented on the basis of their market value and changes in such value are charged (or credited) to other comprehensive income. According to Israeli GAAP non-current investments in marketable securities are presented at cost.

1. Effect on net income and earnings per share

	Year ended December 31,
	2004	2003	2002
Net income as reported according to U.S. GAAP	$52,993	$45,945	$45,113
Adjustments to Israeli GAAP	(458)	595	(4,227)

Net income according to Israeli GAAP	$52,535	$46,540	$40,886

ELBIT SYSTEMS LTD. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

U. S. dollars (In thousands)

2. Effect on shareholders’ equity

	As reported	Adjustments	As per Israeli GAAP
As of December 31, 2004
Shareholders’ equity	$434,700	$(13,124)	$421,576

As of December 31, 2003
Shareholders’ equity	$432,079	$(10,367)	$421,712

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